EXECUTION VERSION

CONFIDENTIAL

SECURED CREDITOR asset PURCHASE AGREEMENT

by and among

INTERPACE BIOPHARMA, INC.

as the Buyer,

partners for growth iv, l.p.

as the Seller

and

CANCER GENETICS, INC.

And

INTERPACE DIAGNOSTICS GROUP, INC.

(solely for purposes of the Specified Sections)

Dated as of July 15, 2019

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Section 5.6.	Financial Statements; Assumed Accounts Payable; Purchased Accounts Receivable	34
Section 5.7.	Legal Proceedings	35
Section 5.8.	Tax Matters.	36
Section 5.9.	Employee Benefit Plans	37
Section 5.10.	Compliance with Laws; BP Licenses	39
Section 5.11.	Material Contracts	40
Section 5.12.	[RESERVED.]	43
Section 5.13.	Environmental Liability	43
Section 5.14.	Intellectual Property	43
Section 5.15.	Employment and Labor Matters	46
Section 5.16.	Lien on Purchased Assets	48
Section 5.17.	Title to Assets; Tangible Personal Property	48
Section 5.18.	Real Property; Leasehold	48
Section 5.19.	Healthcare Compliance; Regulatory Compliance.	49
Section 5.20.	Insurance	53
Section 5.21.	Gentris, LLC	54
Section 5.22.	Information Technology; Data Privacy	54
Section 5.23.	Inventory	54
Section 5.24.	Brokers or Finders	55
Section 5.25.	No Other Representations or Warranties; Reliance	55

Article 6 POST-CLOSING COVENANTS		55
Section 6.1.	Consents and Filings; Reasonable Efforts.	55
Section 6.2.	CGI Consent; Diligence	55
Section 6.3.	Employees	56
Section 6.4.	Employee Benefits.	56
Section 6.5.	Distribution of Excess Proceeds	58
Section 6.6.	Restrictions on CGI’s Dissolution and Distributions.	59
Section 6.7.	Removing Excluded Assets	59
Section 6.8.	Non-Competition, Non-Solicitation and Non-Disparagement.	59
Section 6.9.	Customer and Other Business Relationships	60
Section 6.10.	Change of Name; License of Name	60
Section 6.11.	Cooperation With Financial Statements	61
Section 6.12.	Collection of Purchased Accounts Receivable.	61
Section 6.13.	Tax Matters	61
Section 6.14.	Termination of Liens	61
Section 6.15.	Confidentiality.	62
Section 6.16.	Public Announcements	62
Section 6.17.	Assistance in Proceedings; Cooperation	63
Section 6.18.	Further Assurances; Non-Assignable Assets.	63
Section 6.19.	[RESERVED]	65
Section 6.20.	[RESERVED].	65
Section 6.21.	BP Subsidiaries	65
Section 6.22.	Shareholders’ Meetings.	65
Section 6.23.	Ampersand Transaction	64
Section 6.24.	June Inventory	66
Section 6.25.	Adequacy of Consideration; Waivers	66

-ii-

EXHIBITS:

Exhibit A:	Form of April Financial Schedules
Exhibit B:	Form of Bill of Sale
Exhibit C:	Form of Assignment and Assumption Agreement
Exhibit D:	Form of IP Assignment and License Back Agreement
Exhibit E:	Form of Estimated Closing Statement
Exhibit F:	Form of Transition Services Agreement
Exhibit G:	Form of Equipment Lease Assignment and Assumption Agreement
Exhibit H:	Form of Excess Consideration Note
Exhibit I:	Sample Funds Flow
Exhibit J:	Form of Notice of Disposition of Collateral
Exhibit K:	Form of Company Bill of Sale
Exhibit L:	Form of Employment Agreement
Exhibit M:	Form of Consulting Agreement

-iii-

secured creditor asset purchase AGREEMENT

This Secured Creditor Asset Purchase Agreement (this “Agreement”) is made as of July 15, 2019, by and among Interpace BioPharma, Inc., a Delaware corporation (the “Buyer”), Partners for Growth IV, L.P., a Delaware limited partnership (the “Seller”), Cancer Genetics, Inc., a Delaware corporation (including any and all BP Subsidiaries, “CGI”) and, solely for purposes of the Specified Sections, Interpace Diagnostics Group, Inc., a Delaware corporation (“IDXG”). Each of the Buyer, the Seller and CGI is a “Party” and collectively, the “Parties”.

R e c i t a l s

A. CGI currently operates three business lines: (1) the business which provides pharmaceutical and biotech companies and non-profit entities performing clinical trials with laboratory testing services for patient stratification and treatment selection through an extensive suite of molecular- and biomarker-based testing services, DNA- and RNA-extraction and customized assay development and trial design consultation (such business, the “BioPharma Business”), (2) the business consisting of clinical services that provide information on diagnosis, prognosis and predicting treatment outcomes (theranosis) of cancers to guide patient management (such business, the “Clinical Business”) and (3) the business consisting of discovery services, including preclinical anti-tumor efficacy, GLP compliant toxicity studies, small molecular and biologics analytical services, providing the tools and testing methods for companies and researchers seeking to identify and to develop new compounds and molecular-based biomarkers for diagnostics and treatment of disease (such business, the “Discovery Business” and together with the Clinical Business, the “Other Business Units”).

B. On May 7, 2015, CGI entered into that certain loan and security agreement (as amended, modified or supplemented from time to time, the “SVB Loan and Security Agreement”) with Silicon Valley Bank (“SVB”), pursuant to which SVB advanced loans to CGI and CGI owes SVB approximately Three Million U.S. Dollars ($3,000,000), including all interest, costs, expenses and professional fees. The SVB Loan and Security Agreement together with all other documents, instruments and writings which relate to the SVB Loan and Security Agreement are collectively referred to herein as the “SVB Loan Documents.”

C. On March 22, 2017, CGI entered into that certain loan and security agreement (as amended, modified or supplemented from time to time, the “PFG Loan and Security Agreement”) with the Seller, pursuant to which the Seller advanced loans to CGI and CGI owes the Seller approximately Six Million Three Hundred Thousand U.S. Dollars ($6,300,000), including all interest, costs, expenses and professional fees. The PFG Loan and Security Agreement together with all other documents, instruments and writings which relate to the PFG Loan and Security Agreement are collectively referred to herein as the “PFG Loan Documents” and together with the SVB Loan Documents, the “Loan Documents”.

D. As security for the SVB Loan Documents, CGI granted to SVB a security interest in all or substantially all of CGI’s assets, and proceeds thereof, including, without limitation, all intellectual property (collectively, the “Collateral”). SVB’s security interest in the Collateral is perfected by UCC-1 Financing Statements filed May 6, 2015 and March 22, 2017 against CGI under UCC Initial Filing No: 2015-1946978 and 2017-1863155 with the Office of the Secretary of State of the State of Delaware.

E. As security for the PFG Loan Documents, CGI granted to PFG a blanket security interest in, and lien on, the Collateral. PFG’s security interest in, and lien on, the Collateral is perfected by UCC-1 Financing Statements filed March 22, 2017 against Cancer Genetics, Inc. under UCC Initial Filing No: 2017-1860052 and against Gentris, LLC under UCC Initial Filing No. 2017-1860045, each with the Office of the Secretary of State of the State of Delaware.

F. The Seller had previously notified CGI that events of default had occurred under the PFG Loan Documents and CGI was in default of its obligations under the PFG Loan Documents. The Seller has (a) accelerated all Obligations (as defined in the PFG Loan Documents), and (b) on the date hereof, served a Notice of Disposition of Collateral upon CGI (among others) pursuant to Section 9-611 of the UCC. The Seller has the right to enforce all of its remedies against CGI and the Collateral, and the Seller has elected to conduct a foreclosure sale of certain of the Collateral relating to the BioPharma Business. CGI, at the direction of its Board of Directors (the “CGI Board of Directors”), has engaged in extensive marketing of CGI and/or its assets for a sale, which marketing has not yielded any offer for the BioPharma Business that would provide consideration to CGI that is greater than that provided under this Agreement. The Seller has reviewed and analyzed CGI’s marketing of CGI and its assets, and has conducted additional due diligence to satisfy itself that its sale of the BioPharma Business pursuant to this Agreement is commercially reasonable, provides the highest consideration for the BioPharma Business, and that additional time to market the BioPharma assets (whether by CGI or the Seller) would not result in greater consideration to CGI than that provided under this Agreement.

G. The Seller, as the foreclosing lender, desires to sell assets relating to the BioPharma Business to the Buyer, and CGI has executed a sale agreement for the sale of certain assets related to the Clinical Business to a third party, which are not included in the Purchased Assets and which the foreclosing lender has not foreclosed on (the “Clinical Business Transaction”, and the third party buyer, the “Clinical Business Buyer”), which closed on July 5, 2019.

H. Subject to the terms and conditions of this Agreement, the Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, all of CGI’s right, title and interest in the Purchased Assets (as such term is defined below), which constitute a portion of the Collateral, through a private foreclosure sale under Section § 9-610 of the UCC on the terms and conditions set forth in this Agreement (the “Private Sale Transaction”).

I. Concurrently with the execution of this Agreement, the Buyer or its Affiliate has entered into a financing arrangement with Ampersand Capital Partners and/or an Affiliate(s) thereof (“Ampersand”), pursuant to which Ampersand shall consummate the Ampersand Initial Closing in connection with the Private Sale Transaction, subject to the terms and conditions of such financing documents which will provide IDXG with sufficient funds to make all payments required to be made by the Buyer on the Closing Date and which, subject to IDXG Shareholder Approval and the consummation of the Ampersand Second Closing, will indirectly provide IDXG with a second investment which will provide Buyer with sufficient funds to repay the Excess Consideration Note on the terms set forth thereunder after receipt of such IDXG Shareholder Approval and such proceeds from the Ampersand Second Closing (the “Ampersand Financing Documents”).

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. For the purposes of this Agreement:

“2019 PTO” shall have the meaning set forth in Section 6.4(a).

“Accounts Payable” means (a) all trade accounts payable and other rights of third parties to payments, (b) all other accounts or notes payable, and (c) any claim, remedy or other right related to any of the foregoing.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payments from customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered, (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation” shall have the meaning set forth in Section 2.5.

“Ampersand” shall have the meaning set forth in the Recitals.

“Ampersand Conversion Right” means the right of Ampersand to convert its shares of preferred stock in IDXG being received by Ampersand pursuant to the Ampersand Initial Closing and the Ampersand Second Closing into common stock of IDXG which is equal to 20.0% or more of the outstanding common stock of IDXG.

“Ampersand Initial Closing” means the “Initial Closing” as such term is defined in Securities Purchase Agreement, dated as of July 15, 2019, by and between IDXG and Ampersand, as it may be amended from time to time.

“Ampersand Second Closing” means the “Second Closing” as such term is defined in Securities Purchase Agreement, dated as of July 15, 2019, by and between IDXG and Ampersand, as it may be amended from time to time.

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Bill of Sale, the Company Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and License-Back Agreement, the Equipment Lease Assignment and Assumption Agreement, the Excess Consideration Note and all other agreements and documents expressly contemplated under this Agreement, as each may be amended from time to time.

“April Financial Schedules” means the financial information dated as of April 30, 2019 attached hereto as Exhibit A.

“April Net Worth” means (a) the aggregate value of the BioPharma Net Worth Assets (including the value of Inventory), less (b) the aggregate value of the BioPharma Net Worth Liabilities, in each case as of April 30, 2019 and calculated in accordance with the methodology used in the preparation of the April Financial Schedules.

“AR Holdback” shall have the meaning set forth in Section 2.10(b).

“Assigned Undisclosed BP Material Contract” shall have the meaning set forth in Section 2.3(a)(i).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.7(a)(iii).

“Assumed Accounts Payable” shall have the meaning set forth in Section 2.3(a)(iii).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).

“Bankruptcy Exceptions” means bankruptcy, insolvency, moratorium, reorganization or other Laws affecting the rights of creditors generally and the availability of equitable remedies.

“Base Purchase Price” shall have the meaning set forth in Section 2.4(a).

“Bill of Sale” shall have the meaning set forth in Section 2.7(a)(ii).

“BioPharma Net Worth Assets” means collectively the net Accounts Receivable, prepaid expenses, and other current assets calculated in accordance with the April Financial Schedules.

“BioPharma Business” shall have the meaning set forth in the Recitals.

“BioPharma Net Worth Liabilities” means the Accounts Payable, accrued liabilities, capital lease liabilities and other liabilities (including in respect of deferred rent payable) calculated in accordance with the April Financial Schedules.

“BP Benefit Plan” shall have the meaning set forth in Section 5.9(a).

“BP Employees” shall have the meaning set forth in Section 5.15(a).

“BP Licenses” shall have the meaning set forth in Section 5.10(a).

“BP Material Contract” shall have the meaning set forth in Section 5.11(a).

“BP Subsidiary” means any Subsidiary of Cancer Genetics, Inc. that owns any of the Purchased Assets or will convey any Assumed Liability, including Gentris, LLC.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable Law or action of any Governmental Authority.

“Business Records” means all of the existing books, records, files and studies (in any form or medium, including historical data) related, directly or indirectly, to the BioPharma Business, including copies of all of CGI’s sales information, including customer pricing, marketing analyses and business plans; historical financial and business projections; customer, supplier/vendor, distributor and account lists; mailing lists, price lists, customer relationship management and sales tracking data; marketing studies, catalogues, promotional materials and advertisements; consultant reports; all CGI loan agreements and related documentation related, directly or indirectly, to the BioPharma Business; non-disclosure and confidentiality agreements related, directly or indirectly, to the BioPharma Business; referral sources, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, standard operating procedures, data and laboratory books (including all documents and folders related to CLIA / CAP (College of American Pathology) and NY State inspections and related repossess form accreditation agencies), laboratory test data, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, financial and accounting records and litigation files to the extent related, directly or indirectly, to the BioPharma Business; personnel and employee benefits records related to employees of CGI engaged in the BioPharma Business to the extent transferable under applicable Law, and copies of all other personnel records to the extent the Seller and CGI are legally permitted to provide copies of such records to the Buyer; in each case, to the extent related, directly or indirectly, to the BioPharma Business; for the avoidance of doubt, including the Equipment Leases and all manuals, service and maintenance policies and Contracts, customer support Contracts and other documentation relating thereto.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Claims” shall have the meaning set forth in Section 6.25(f).

“Buyer Disclosure Schedule” shall have the meaning set forth in Article 4.

“Buyer Releasees” shall have the meaning set forth in Section 6.25(f).

“CAP” shall have the meaning set forth in Section 5.19(b).

“CGI” shall have the meaning set forth in the Preamble.

“CGI 401(k) Plan” shall have the meaning set forth in Section 6.4(d).

“CGI Benefit Plan” shall have the meaning set forth in Section 5.9(a).

“CGI Board of Directors” shall have the meaning set forth in the Recitals.

“CGI Bylaws” means the bylaws of CGI, as amended and in effect.

“CGI Charter” means the certificate of incorporation of CGI, as amended and in effect.

“CGI’s Data Processors” shall have the meaning set forth in Section 5.22(b).

“CGI Disclosure Schedule” shall have the meaning set forth in Article 5.

“CGI Intellectual Property Rights” shall have the meaning set forth in Section 5.14(a).

“CGI Lab Certifications” shall have the meaning set forth in Section 5.19(b).

“CGI Material Intellectual Property” shall have the meaning set forth in Section 5.14(j).

“CGI Permits” shall have the meaning set forth in Section 5.19(a).

“CGI Registered Intellectual Property” shall have the meaning set forth in Section 5.14(b).

“CGI Regulatory Agency” shall have the meaning set forth in Section 5.19(a).

“CGI Safety Notices” shall have the meaning set forth in Section 5.19(h).

“Claims” shall have the meaning set forth in Section 6.25.

“CLIA” shall have the meaning set forth in Section 5.19(b).

“Clinical Business” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Cash Payments” shall have the meaning set forth in Section 2.8.

“Closing Consents” shall have the meaning set forth in Section 2.7(a)(ix).

“Closing Date” shall have the meaning set forth in Section 2.6.

“CMS” shall have the meaning set forth in Section 5.19(f).

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning set forth in the Recitals.

“Company Bill of Sale” shall have the meaning set forth in Section 2.7(a)(xiii).

“Confidential Information” means any confidential information, in whatever form or medium, concerning the business or affairs of the BioPharma Business, including trade secrets, processes, patent and trademark applications, product development, prices, customer and supply lists, pricing and marketing plans, policies and strategies, details of customer Contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other information generally known by the management of CGI as confidential information with respect to the BioPharma Business.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, purchase order, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Creditor Litigation Cost Indemnification Obligation” shall have the meaning set forth in Section 7.3(b).

“Customer Diligence Calls” shall have the meaning set forth in Section 6.2.

“Discovery Business” shall have the meaning set forth in the Recitals.

“Disputed Amounts” shall have the meaning set forth in Section 2.9(d)(i).

“Employer” shall have the meaning set forth in Section 6.3(a).

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Claim” shall have the meaning set forth in Section 5.13(c).

“Environmental Laws” means all applicable Laws, and all judicial and administrative orders and determinations that are binding upon CGI or IDXG, as applicable, and all applicable policies, practices and guidelines of a Governmental Authority that have, or are determined to have, the force of law, relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, wetlands, endangered species habitat, land surface, or subsurface strata, and further including, without limitation, laws and regulations relating to Releases or threatened Releases and the remediation of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, management, or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq. sometimes referred to as “CERCLA”; the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq; the Resource Conservation and Recovery Act, 42 U.S.C. §§4901 et seq; the Safe Drinking Water Act, 42 U.S.C. §§300(f) et seq; the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq; the Emergency Planning and Community Right-to-Know Act of 1986; 42 U.S.C. §§110001 et seq; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq; and analogous state regulations.

“Environmental Permits” shall have the meaning set forth in Section 5.13(a).

“Equipment Leases” shall have the meaning set forth in Section 2.1(c).

“Equipment Lease Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.7(a)(viii).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with CGI, would be treated as a single employer under Section 414 of the Code.

“Estimated Closing Cash Consideration” means an amount equal to the sum of (i) the Base Purchase Price, less (ii) the Total Payoff Amounts, less (iii) the principal amount of the Excess Consideration Note.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(b).

“Excess Consideration Note” shall have the meaning set forth in Section 2.4(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“FCPA” shall have the meaning set forth in Section 5.19(n).

“FDA” shall have the meaning set forth in Section 5.19(a).

“FDCA” shall have the meaning set forth in Section 5.19(a).

“Final Determination” shall have the meaning set forth in Section 7.5(e).

“Former Employees” shall have the meaning set forth in Section 2.1(g).

“Fundamental Representations” means Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.3 (No Conflict), Section 3.4 (Security Interest; Foreclosure Rights) and Section 3.6 (Brokers or Finders).

“Funds Flow” means the Funds Flow between CGI, Buyer and the Seller, substantially in the form attached hereto as Exhibit I.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof, applied in a manner consistent with CGI’s past practice, as applicable.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, residual wastes, toxic substances (including friable asbestos and lead), hazardous substances, petroleum and petroleum products and coal, coke, coal tar, or coal tar byproducts, including but not limited to, all materials or substances that exhibit the characteristics of hazardous waste as identified in 40 C.F.R. Part 261 or that are listed in 40 C.F.R. Part 261 or the U.S. Department of Transportation Hazardous Materials Table, as amended, 49 C.F.R. §172.101, and material that is a source, special nuclear, or byproduct material as defined by the Atomic Energy Act of 1954, 42 U.S.C. §3011, et seq. and the regulations promulgated thereto, and “hazardous chemicals,” as defined in 29 C.F.R. Part 1910.

“Healthcare Laws” means, to the extent related to the conduct of CGI’s business, (a) the FDCA, (b) Medicare (Title XVIII of the Social Security Act), (c) Medicaid (Title XIX of the Social Security Act), (d) the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), including the statutory exceptions and the safe harbor regulations (42 C.F.R. § 1001.952); (e) the federal physician self-referral (“Stark”) law (42 U.S.C. § 1395nn) including the statutory exceptions and the regulatory exceptions (42 C.F.R. § 411.350 et seq.); (f) the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), (g) any federal or state prohibition on the defrauding or making of or causing the defrauding of any third-party payer (including commercial and private payers, and Medicare Advantage plans) or any Governmental Authority that administers a federal or state health care program (including Medicare, Medicaid and state Medicaid Waiver Programs, and TRICARE), including the civil U.S. False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative U.S. False Claims Law (42 U.S.C. § 1320a-7b(a)) and analogous state laws and regulations, (h) all applicable federal and state laws pertaining to the privacy and security of personally identifiable information and to the confidentiality, privacy and security of protected health information, including the U.S. Health Insurance Portability and Accountability Act of 1996 (HIPAA) (42 U.S.C. § 1320d et seq.), as amended by the U.S. Health Information Technology for Economic and Clinical Health Act (HITECH) (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), (i) the U.S. Prescription Drug Marketing Act of 1987, (j) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), (k) all regulations or guidance promulgated pursuant to such Laws, and (l) any other federal, state or non-U.S. Law now existing, or as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing, or marketing of pharmaceutical products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the U.S. Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), the Medicare Part D Coverage Gap Discount Program, or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“Holdback” means an amount equal to Seven Hundred Thirty Five Thousand Dollars ($735,000), representing a portion of the payments payable under the Excess Consideration Note, which Holdback shall be withheld by IDXG on the terms set forth hereunder to satisfy potential indemnification obligations of CGI under Article 7.

“IDXG” shall have the meaning set forth in the Preamble.

“IDXG Shareholder Approval” shall have the meaning set forth in Section 6.22(a).

“IDXG Shareholders’ Meeting” shall have the meaning set forth in Section 6.22(a).

“Indebtedness” means, with respect to CGI (including the BioPharma Business), all Liabilities (including all Liabilities in respect of principal, accrued interest, penalties, fees, breakage costs, premiums, expenses or similar charges, including any of the foregoing arising from the discharge of any obligation or payable as a result of the transactions contemplated hereunder or otherwise): (a) all indebtedness of CGI, whether or not contingent, for borrowed money, (b) all obligations of CGI evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) all obligations of CGI issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the Ordinary Course); (d) all obligations of CGI for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of CGI under capital leases and (f) all Indebtedness of others referred to in clauses (a) through (e) hereof guaranteed, directly or indirectly, in any manner by CGI, or in effect guaranteed directly or indirectly by CGI through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by CGI, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.

“Indemnified Party” shall have the meaning set forth in Section 7.5.

“Indemnifying Party” shall have the meaning set forth in Section 7.5.

“Independent Accountant” shall have the meaning set forth in Section 2.9(d)(i).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Inventory” shall have the meaning set forth in Section 2.1(e).

“IP Assignment and License Back Agreement” shall have the meaning set forth in Section 2.7(a)(iv).

“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“IT Assets” shall have the meaning set forth in Section 5.22(a).

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“June Net Worth” means (a) the aggregate value of the BioPharma Net Worth Assets (including the value of Inventory), less (b) the aggregate value of the BioPharma Net Worth Liabilities, in each case as of June 30, 2019 and calculated in accordance with the methodology used in the preparation of the April Financial Schedules.

“June Net Worth Statement” shall have the meaning set forth in Section 2.9(a).

“Knowledge” means, with respect to CGI, the knowledge of the chief executive officer, the members of the executive leadership team and the leaders of the BioPharma Business and what any such individuals should be reasonably expected to have known after a reasonable investigation.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law (including common law), statute, treaty, rule, regulation, ordinance, permit, code or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property that is leased under and pursuant to the NJ Lease and the NC Lease.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loan Documents” shall have the meaning set forth in the Recitals.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax, Encumbrance or other cost or expense whatsoever, whether or not involving the claim of another Person.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the BioPharma Business, Purchased Assets, Assumed Liabilities, financial condition, operating results or operations of the BioPharma Business,; provided, however, that the following shall not be deemed by itself to constitute a Material Adverse Effect: effects caused by changes or circumstances affecting general market conditions in the U.S. or foreign economies or which are generally applicable to the industry in which the BioPharma Business operates.

“Money Laundering Laws” shall have the meaning set forth in Section 5.10(c).

“NC Lease” means that certain Lease Agreement, by and between Gentris Corporation and Southport Business Park Limited Partnership, dated as of June 12, 2004, as may be amended from time to time.

“New Hire Documents” shall have the meaning set forth in Section 6.3(a).

“NJ Lease” means that certain Office Lease Agreement, by and between Cancer Genetics, Inc. and Meadows Office, L.L.C., dated as of October 9, 2017, as may be amended from time to time.

“Noncontrolling Party” shall have the meaning set forth in Section 7.6(d).

“Non-Transferred Employees” shall have the meaning set forth in Section 6.3(a).

“Notice of Disposition of Collateral” means a notice, substantially in the form of Exhibit J attached hereto.

“Objection Notice” shall have the meaning set forth in Section 7.5(a)(ii).

“OECD Convention” shall have the meaning set forth in Section 5.19(n).

“Offered Employees” shall have the meaning set forth in Section 6.3(a).

“Old Accounts Payable” means Accounts Payable that have been overdue and outstanding for more than sixty (60) days.

“Old Accounts Receivable” means the Accounts Receivable of the BioPharma Business to the extent older than ninety (90) days as of May 31, 2019, less cash receipts through June 21, 2019, as set forth on Schedule 2.10(a).

“Old Accounts Receivable Unpaid Amount” shall have the meaning set forth in Section 2.10(a).

“Ordinary Course” means the ordinary course of the BioPharma Business consistent with past practices.

“Other Business Units” shall have the meaning set forth in the Recitals.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Payoff Letters” shall have the meaning set forth in Section 2.7(a)(vii).

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the Ordinary Course for sums not yet due and payable and that do not impair the conduct of the Business or the present or proposed use of the affected property or asset, and (b) statutory liens for current personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Interim Balance Sheet.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“PFG Loan and Security Agreement” shall have the meaning set forth in the Recitals.

“PFG Loan Documents” shall have the meaning set forth in the Recitals.

“PhRMA” shall have the meaning set forth in Section 5.19(p).

“Private Programs” means any private non-governmental program, including any private insurance program, in which CGI participates or has participated or from which CGI receives or has received payments or reimbursements.

“Private Sale Transaction” shall have the meaning set forth in the Recitals.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Prohibited Payment” shall have the meaning set forth in Section 5.19(n).

“Purchase Price” shall have the meaning set forth in Section 2.4(a).

“Purchased Accounts Receivable” shall have the meaning set forth in Section 2.1(a).

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Intellectual Property” shall have the meaning set forth in Section 2.1(f).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including indoor and outdoor ambient air, surface water, groundwater, land surface, or subsurface strata, and/or within or migrating into any building structure, facility, or fixture).

“Representatives” means, with respect to a person, the directors, officers, employees, representatives and advisors of such person (including financial advisors, legal counsel and accountants).

“Resolution Period” shall have the meaning set forth in Section 2.9(c).

“Restricted Period” shall have the meaning set forth in Section 6.8(a).

“Restricted Persons” shall have the meaning set forth in Section 6.15(a).

“Retained Liabilities” shall have the meaning set forth in Section 2.3(b).

“Review Period” shall have the meaning set forth in Section 2.9(b).

“RJA” shall have the meaning set forth in Section 2.7(a)(v).

“RJA Declaration” shall have the meaning set forth in Section 2.7(a)(v).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Claims” shall have the meaning set forth in Section 6.25(e).

“Seller Disclosure Schedules” shall have the meaning set forth in Article 3.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2.

“Seller Releasees” shall have the meaning set forth in Section 6.25(e).

“Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Sections” means Article 4 and Section 6.23.

“Statement of Objections” shall have the meaning set forth in Section 2.9(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“SVB” shall have the meaning set forth in the Recitals.

“SVB Loan and Security Agreement” shall have the meaning set forth in the Recitals.

“SVB Loan Documents” shall have the meaning set forth in the Recitals.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by CGI and used in the BioPharma Business (including the Equipment Leases), together with any express or implied warranty by the manufacturers or CGI or lessors of any item or component part thereof, to the extent such warranty is transferable to the Buyer, and all service or maintenance Contracts and records, customer support Contracts and other documents relating thereto.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that CGI or any BP Subsidiary are liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 7.6(a).

“Tipping Basket” shall have the meaning set forth in Section 7.8(e).

“Top Customers” shall have the meaning set forth in Section 5.11(a)(ii).

“Top Suppliers” shall have the meaning set forth in Section 5.11(a)(i).

“Total Payoff Amounts” shall have the meaning set forth in Section 2.8.

“Transfer Taxes” shall have the meaning set forth in Section 6.13.

“Transferred Employees” shall have the meaning set forth in Section 6.3(a).

“Transition Period” shall have the meaning set forth in Section 6.3(b).

“Transition Services Agreement” shall have the meaning set forth in Section 2.7(a)(i).

“Transition Services Expiration Date” shall have the meaning set forth for such term in the Transition Services Agreement.

“Transition Services Payroll End Date” shall have the meaning set forth for such term in the Transition Services Agreement.

“UCC” means the Uniform Commercial Code as enacted in all relevant jurisdictions.

“U.K. Bribery Act” shall have the meaning set forth in Section 5.19(n).

“Undisclosed BP Material Contracts” shall have the meaning set forth in Section 2.1(m).

“Undisputed Amounts” shall have the meaning set forth in Section 2.9(d)(i).

“Updates” shall have the meaning set forth in Section 5.22(a).

“WARN” shall have the meaning set forth in Section 5.15(e).

Section 1.2. Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

Article 2
THE TRANSACTION

Section 2.1. Purchase and Sale of Purchased Assets. Pursuant to UCC§ 9-610 and in accordance with the provisions of this Agreement and except for the Excluded Assets as set forth in Section 2.2, at the Closing, the Seller will irrevocably sell, convey, assign, and transfer to the Buyer, and the Buyer will purchase and acquire from the Seller, all right, title and interest of CGI, free and clear of the Seller’s Encumbrances, any other interests of the Seller, SVB’s Encumbrances, and any other Encumbrance except for Permitted Encumbrances, in and to all of the properties and assets of CGI of every kind and description, whether real, personal or mixed, tangible or intangible, and wherever located, used or held for use in connection with, necessary for or relating to the BioPharma Business (collectively, the “Purchased Assets”), without recourse other than as provided and limited in Article 7 of this Agreement, and without representations or warranties of the Seller of any kind, express or implied, including, without limitation, any warranties as to title, possession, existence, quiet enjoyment, non-infringement, merchantability, value, useful life, fitness for intended use, or similar representations and warranties, other than the representations and warranties of the Seller set forth in Article 3 of this Agreement, including the following:

(a) all notes and Accounts Receivable of the BioPharma Business arising from the conduct of the BioPharma Business (collectively, “Purchased Accounts Receivable”), including such receivables as set forth on Schedule 2.1(a);

(b) all BP Material Contracts listed on Schedule 2.1(b) hereto and all other Contracts that would constitute BP Material Contracts if the monetary limitations in Section 5.11(a) were removed (collectively, the “Assumed BP Material Contracts”);

(c) subject to the provisions of the Transition Services Agreement, the NJ Lease and the NC Lease, including all rights thereunder, all improvements and fixtures on the property leased thereunder, and each of the equipment leases set forth on Schedule 2.1(c) (such leases, collectively, “Equipment Leases”);

(d) all Tangible Personal Property, including those items described in Schedule 2.1(c);

(e) all inventories used or held for use in connection with, or relating to the BioPharma Business, wherever located, including all work in process, raw materials, reagents and all other materials and supplies to be used in the production of finished goods, including such inventory as set forth on Schedule 2.1(e) (collectively “Inventory”);

(f) (i) all right, title and interest in and to CGI’s Laboratory Information Management Systems (LIMS) and all passwords and data associated therewith or related thereto (other than data from CGI’s clinical division related to patients and/or that contains individually identifiable health information or similar information that CGI is foreclosed or restricted from sharing or transferring by Law or that is owned by customers of the BioPharma Business), (ii) all Intellectual Property owned, created, acquired, licensed or used by CGI in connection with the BioPharma Business, and any servers, passwords or data systems owned, leased or otherwise under the control of CGI, used in connection with or related, directly or indirectly, to the BioPharma Business (including as set forth on Schedule 2.1(f)(i)), and (iii) all rights, including Intellectual Property rights, to and in the “Cancer Genetics” name ((i), (ii), and (iii), collectively, the “Purchased Intellectual Property”), and all other intangible rights, including all goodwill associated with the BioPharma Business or the Purchased Assets, including the Intellectual Property set forth in Section 2.1(f)(ii), but expressly excluding all Intellectual Property solely used in connection with the Other Business Units, subject to the terms of the Transition Services Agreement;

(g) all rights under any confidentiality, non-disclosure, non-competition, non-solicitation, no-hire, assignment of inventions or similar agreements with current or former employees (“Former Employees”) who provided services to the BioPharma Business and/or participated in the development of the BioPharma Business;

(h) all Governmental Authorizations, including BP Licenses, and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Buyer (but if any Governmental Authorization cannot be transferred, the Seller and CGI each agrees to cooperate with and reasonably assist the Buyer in obtaining such Governmental Authorization, provided, that, CGI shall not be required to make any payment or incur any out-of-pocket expense in connection therewith), including all permits and Environmental Permits, which are held by CGI and related to the conduct of the BioPharma Business as currently conducted or for the ownership and use of the Purchased Assets;

(i) originals, to the extent available, and to the extent such original copies are not available, copies of such Business Records;

(j) goodwill relating to the BioPharma Business and the Purchased Assets;

(k) all rights relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof (other than any security deposits under the NC Lease and the NJ Lease), that are not excluded under Section 2.2(a);

(l) all claims and rights of CGI against any other Person and relating to the BioPharma Business or the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, and including rights to enforce confidentiality obligations;

(m) all rights relating to Contracts required to be disclosed on Section 5.11(a) of the CGI Disclosure Schedule that are: (i) used or held for use in connection with, necessary for or relating to the BioPharma Business; and (ii) not listed on Section 5.11(a) of the CGI Disclosure Schedule (collectively, the “Undisclosed BP Material Contracts”); and

(n) all other rights (including attorney-client privilege primarily related to the BioPharma Business), claims or cause of action of CGI relating to the BioPharma Business, the Purchased Assets or the Assumed Liabilities as of the Closing.

Notwithstanding the foregoing, to the extent any such Purchased Assets are not included in the Notice of Disposition of Collateral, any such Purchased Assets may not be transferred pursuant to the UCC or the Seller does not have a properly perfected and valid security interest in and lien on any Purchased Asset, those assets will be transferred directly to the Buyer by CGI under the Company Bill of Sale. The transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless the Buyer expressly assumes that Liability pursuant to Section 2.3(a).

Section 2.2. Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, all assets of CGI and or their respective Affiliates (including, any business, assets, Intellectual Property, or other property of the Seller or CGI and their Affiliates that are not related to the BioPharma Business (including those solely related to the Clinical Business and the Discovery Business)), other than the Purchased Assets, are excluded from the Private Sale Transaction, including without limitation the following (collectively, the “Excluded Assets”):

(a) all outstanding Accounts Receivable of CGI relating to the Other Business Units;

(b) originals or copies of all minute books, non-classified records, stock ledgers and Tax records of CGI (excluding originals (to the extent available) of Business Records), and the originals of any other materials that CGI are required by Law to retain;

(c) all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof;

(d) all claims for refund of Taxes and of other governmental charges of whatever nature arising out of CGI’s operation of the BioPharma Business or ownership of the Purchased Assets prior to the Closing;

(e) all rights of CGI under this Agreement, the Ancillary Agreements and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement;

(f) all Intellectual Property of CGI or its Affiliates (other than that conveyed in Section 2.1(f)), including the FHACT and TOO clinical tests;

(g) any tangible personal property or equipment unrelated to the BioPharma Business that was sold to the Clinical Business Buyer in the Clinical Business Transaction;

(h) the capital stock or equity securities of any Subsidiaries of CGI; and

(i) those assets listed as exceptions from the Notice of Disposition of Collateral.

Section 2.3. Liabilities.

(a) Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, the Buyer will assume and pay, perform and discharge when due only the following Liabilities of CGI (collectively, the “Assumed Liabilities”), and no other Indebtedness or Liabilities:

(i) all Liabilities of CGI now due or arising after the Closing under the Assumed BP Material Contracts and all Liabilities of CGI arising after the Closing under any Undisclosed BP Material Contract solely to the extent that such Undisclosed BP Material Contract is validly assigned to and assumed by the Buyer following the date of this Agreement (each, an “Assigned Undisclosed BP Material Contract”) (except for any Liability arising out of or relating to (x) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (y) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure);

(ii) all unpaid Liabilities of CGI reflected on the April Financial Schedules and the June Net Worth Statement;

(iii) all of the unpaid Accounts Payable set forth on Schedule 2.3 or as adjusted for the June Net Worth Statement (collectively, the “Assumed Accounts Payable”);

(iv) all unpaid Liabilities of CGI relating to the BioPharma Business (i) incurred in the Ordinary Course and (ii) determined by the Buyer, in its sole discretion, to be critical to the BioPharma Business, which shall be set forth on Schedule 2.3(a)(iv);

(v) pre-Closing Liabilities for sales tax owed by CGI in the aggregate amount of up to six percent (6.0%) of the Inventory valued as of April 30, 2019, which calculation for sales tax liability shall be subject to adjustment in Section 2.9 for Inventory valued as of June 30, 2019; and

(vi) except as otherwise set forth in Section 6.4 or constituting Retained Liabilities, all other Liabilities arising from and after the Closing Date out of the operation of the BioPharma Business.

The Parties acknowledge and agree that there may be duplication of Liabilities, whether in whole or in part, assumed under Section 2.3(a)(ii), the Assumed Accounts Payable and Schedule 2.3(a)(iv).

(b) Retained Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Buyer or any of its Affiliates or representatives, the Buyer does not assume and has no responsibility for any Liabilities or Indebtedness that are not Assumed Liabilities (such unassumed Liabilities, collectively, the “Retained Liabilities”), which Retained Liabilities shall include, without limitation:

(i) all Liabilities arising out of or relating to any Excluded Asset;

(ii) all Liabilities relating to or arising out of CGI’s intercompany Indebtedness, outstanding checks, Taxes (including relating to the prior sale of New Jersey net operating losses) and any transfer Taxes associated with the sale of the Purchased Assets, intercompany payables, pre-Closing awards, bonuses, deferred or accrued compensation, pre-Closing severance obligations, earn-out obligations and contingent payments;

(iii) all workers compensation Liabilities, Liabilities arising from any misclassification of employees under the Fair Labor Standards Act or comparable state or local Laws, and WARN-related Liabilities, in each case with respect to events, acts or omissions occurring on or prior to the Closing Date;

(iv) except as provided by Section 6.4, all accrued payroll vacation (PTO) and other employee benefit plans or Liabilities under any CGI Benefit Plan;

(v) tort Liabilities and Liability for all pending and future Proceedings (including any litigation listed on Section 5.7 of the CGI Disclosure Schedule);

(vi) CGI stock warrant-related Liabilities;

(vii) all existing pension and retiree health Liabilities under any CGI Benefit Plan;

(viii) all Liabilities for borrowed money, including arising out of the SVB Loan Documents, the PFG Loan Documents and any related arrangements;

(ix) all Indebtedness except as reflected in the April Financial Statements;

(x) all bulk sale Tax Liabilities;

(xi) all pre-Closing Liabilities existing under, arising out of, or relating to all leases and other contractual obligations (other than as set forth in Section 2.3(a));

(xii) all Liabilities relating to brokers’ fees or investment banking fees, including those relating to RJA;

(xiii) all Liabilities (including fees and expenses) relating to legal services, accounting services, consultant services, financial advisory services, investment banking services or any other professional service;

(xiv) all Liabilities relating to any Undisclosed BP Material Contract, until such time that such Undisclosed BP Material Contract is validly assigned to and assumed by the Buyer following the date of this Agreement; and

(xv) any claim, obligation or other Liability arising out of any pre-Closing condition, occurrence, act or omission including, but not limited to any such claim, obligation or Liability arising under Environmental Laws or otherwise relating to environmental conditions at, on or beneath the real property.

For the avoidance of doubt, and without limiting the generality of the foregoing, CGI shall retain ownership and all responsibility and Liability for all Liabilities relating to the conduct by CGI or CGI’s Affiliates of the Other Business Units or use of any of the Purchased Assets arising in any period prior to the Closing Date (except for any Assumed Liability).

Section 2.4. Purchase Price; Estimated Closing Cash Consideration.

(a) As consideration for the transactions contemplated by this Agreement, the Buyer shall pay to the Seller or its designee/assignee Twenty One Million Five Hundred Twenty One Thousand Seven Hundred and Sixty U.S. Dollars ($21,521,760) (the “Base Purchase Price”), of which Seven Million Six Hundred Ninety Two Thousand Three Hundred U.S. Dollars ($7,692,300) shall be in the form of a promissory note issued by the Buyer to CGI (as designee/assignee of the Seller), in the form attached as Exhibit H hereto (such note, the “Excess Consideration Note”), payable in accordance with Section 2.8(b) and the balance by wire transfers to accounts designated by the Seller and CGI (as designee/assignee of the Seller) as further and finally adjusted in accordance with the terms of this Article 2 (the “Purchase Price”). For the avoidance of doubt, the Base Purchase Price shall represent an agreed upon reduction of the original unadjusted purchase price of Twenty Three Million Five Hundred Thousand U.S. Dollars ($23,500,000), by One Million Eight Hundred Seven Thousand Seven Hundred U.S. Dollars ($1,807,700) for certain accounts payable of the BioPharma Business older than sixty (60) days, and a further reduction of $170,540, representing the unpaid rent as of June 30, 2019 due under the NJ Lease and the NC Lease in the amounts of $123,000 and $47,540, respectively, which unpaid rent shall be paid to the applicable landlords by the Buyer following the Closing in connection with the assignment and assumption of the NJ Lease and the NC Lease.

(b) Attached hereto as Exhibit E is a statement (the “Estimated Closing Statement”), which sets forth (i) the April Net Worth; (ii) the Total Payoff Amounts and (iii) the Estimated Closing Cash Consideration.

Section 2.5. Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities will be allocated by the Buyer in a manner consistent with Section 1060 of the Code after the Closing based on the final June Net Worth Statement (the “Allocation”). The Buyer will share the Allocation with the Seller and CGI prior to filing IRS Form 8594, and will consider comments related to the Allocation by the Seller or CGI. After the Closing, the parties will make consistent use of the Allocation, fair market values and useful lives for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Within ninety (90) days after the date the Purchase Price is determined, the Buyer will prepare and deliver IRS Form 8594 to (i) the Seller to be filed with the IRS and (ii) CGI. Any adjustment to the Purchase Price will be allocated in accordance with Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither the Buyer nor the Seller will contend or represent that such allocation is not a correct allocation.

Section 2.6. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the date hereof (the “Closing Date”) and all transfers and deliveries required to be made hereunder at the Closing shall be deemed to take place simultaneously and to be effective as of 11:59pm ET on the Closing Date.

Section 2.7. Closing Deliveries.

(a) At the Closing, the Seller and/or CGI will deliver or cause to be delivered to the Buyer:

(i) a transition services Agreement by and between the Buyer and CGI (the “Transition Services Agreement”) in substantially the form of Exhibit F attached hereto;

(ii) a bill of sale in substantially the form of Exhibit B attached hereto (the “Bill of Sale”), duly executed and delivered by the Seller;

(iii) an assignment and assumption agreement by and between the Buyer and CGI in substantially the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”), duly executed and delivered by CGI and applicable Subsidiaries of CGI;

(iv) an assignment and assumption and license-back agreement in respect of the Purchased Intellectual Property in substantially the form of Exhibit D attached hereto (the “IP Assignment and License Back Agreement”), duly executed and delivered by the Seller;

(v) a declaration by Raymond James & Associates, Inc. (“RJA”) issued to CGI and the Seller (with a copy delivered by CGI to the Buyer) that summarizes the marketing process it has run for CGI, in sufficient detail to permit CGI to assess the adequacy of the process and the Seller to consider the commercial reasonableness of a private foreclosure sale to the Buyer, it being understood that such summary shall generally describe (with such redactions as are necessary to comply with the terms of any existing confidentiality agreements), the period(s) during which the marketing process occurred, the number of parties contacted, the number of parties that executed non-disclosure agreements, the number of parties that engaged in diligence, bids received to date and assets bid on (the “RJA Declaration”);

(vi) UCC-3 termination statements terminating all financing statements filed against CGI, except with respect to the Equipment Leases;

(vii) payoff letters and releases (in form and substance reasonably satisfactory to the Buyer) in respect of all debt repayment amounts set forth on Section 2.7(a)(vii) of the CGI Disclosure Schedule, and evidence of the release of Encumbrances, if any, associated with such amounts or evidence reasonably satisfactory to the Buyer and IDXG that upon receipt of the applicable payoff amount, the holder of Indebtedness thereof will release such Encumbrances (collectively, the “Payoff Letters”);

(viii) an assignment and assumption agreement by and between the Buyer and CGI in substantially in the form of Exhibit G attached hereto (the “Equipment Lease Assignment and Assumption Agreement”), duly executed and delivered by CGI and/or applicable Subsidiaries of CGI;

(ix) the Consents and Government Authorizations set forth in Schedule 2.7(a)(ix) (collectively, “Closing Consents”), each in form and substance reasonably acceptable to the Buyer;

(x) the Funds Flow, duly executed by Seller and CGI;

(xi) the Excess Consideration Note, duly executed by the Seller;

(xii) affidavits from each of Seller, CGI and Gentris, LLC of non-foreign status, satisfying the requirements of Treasury Regulations Section 1.445-2(b); and

(xiii) a bill of sale in substantially the form of Exhibit K attached hereto (the “Company Bill of Sale”), duly executed and delivered by CGI and/or applicable Subsidiaries of CGI.

(b) At the Closing, the Buyer will deliver, or cause to be delivered, to the Seller or its designee/assignee:

(i) by wire transfer of immediately available funds, the payments required by, and in accordance with, Section 2.8; and

(ii) the Bill of Sale, the Company Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and License-Back Agreement, the Transition Services Agreement, the Equipment Lease Assignment and Assumption Agreement, the Excess Consideration Note and the Funds Flow, each duly executed and delivered by the Buyer.

(c) At the Closing, the Buyer will deliver, or cause to be delivered to CGI: the Bill of Sale, the Company Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and License-Back Agreement, the Equipment Lease Assignment and Assumption Agreement and the Transition Services Agreement, in each case duly executed and delivered by the Buyer.

(d) At the Closing, the Seller will deliver, or cause to be delivered, to CGI (i) evidence, reasonably satisfactory to CGI, of the release of all Encumbrances held by, or existing in respect of Indebtedness due to the Seller and SVB, and (ii) by wire transfer of immediately available funds, the applicable payment amounts set forth on the Funds Flow in accordance with Section 2.8.

Section 2.8. Closing Payments; Consideration.

(a) At the Closing, the Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, to the applicable accounts and in accordance with the wire instructions designated by the Seller, the following (collectively, the “Closing Cash Payments”): (i) payoff amounts to SVB on behalf of the Seller and/or CGI, in accordance with the terms set forth in its Payoff Letter (and which, for the avoidance of doubt, exclude payoff amounts under the PFG Loan Documents), (ii) payments to Lowenstein Sandler LLP and RJA, on behalf of the Seller and/or CGI, of the applicable amounts set forth on the Funds Flow (the amounts in sub-clauses (i) and (ii) collectively, the “Total Payoff Amounts”); and (iii) the Estimated Closing Cash Consideration to the Seller, which amount the Seller shall immediately remit to CGI (and/or as directed in writing by CGI) in accordance with Section 6.5 after the deduction therefrom of any payoff amounts due to the Seller under the PFG Loan Documents.

(b) At the Closing, the Buyer shall issue the Excess Consideration Note, in the form of Exhibit H attached hereto, to CGI (as designee/assignee of the Seller).

(c) Following the Closing, immediately following receipt of the Estimated Closing Cash Consideration, the Seller shall use such proceeds to pay off the payoff amounts under the PFG Loan Documents and any other payments required to be made under the UCC and thereafter remit any excess payments (including any amounts if and when received on account of Section 2.8(a)) to CGI in accordance with Article 9 of the UCC.

Section 2.9. Post-Closing Adjustment for Net Worth.

(a) Within forty-five (45) days after the Closing Date, CGI shall prepare and deliver to the Buyer a statement setting forth its calculation of the June Net Worth, which shall be limited to the same categories, accounts and counterparties listed on the April Financial Schedules; provided however, such June Net Worth Statement shall also include a listing of the Inventory valued as of June 30, 2019 (the “June Net Worth Statement”).

(b) Examination. After receipt of the June Net Worth Statement, the Buyer shall have up to fifteen 15 days (the “Review Period”) to review the June Net Worth Statement. During the Review Period, the Buyer and their accountants shall have full access to the relevant books and records of CGI, the personnel of, and work papers prepared by, CGI and/or CGI’s accountants and advisors to the extent that they relate to the June Net Worth Statement and to such historical financial information (to the extent in CGI’s possession) relating to the June Net Worth Statement as the Buyer may reasonably request for the purpose of reviewing the June Net Worth Statement and to prepare a Statement of Objections (as such term is defined below), provided, that, such access shall be in a manner that does not interfere with the normal business operations of CGI.

(c) Objection. On or prior to the last day of the Review Period, the Buyer may object to the June Net Worth Statement by delivering to CGI a written statement setting forth the Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Buyer’s disagreement therewith (the “Statement of Objections”). If the Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the June Net Worth Statement and the Net Worth Adjustment, as the case may be, reflected in the June Net Worth Statement shall be deemed to have been accepted by the Buyer. If the Buyer delivers the Statement of Objections before the expiration of the Review Period, the Buyer and CGI shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the June Net Worth Statement with such changes as may have been previously agreed in writing by the Buyer and CGI, shall be final and binding.

(d) Resolution of Disputes.

(i) If CGI and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then for any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”), the Buyer and CGI shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the June Net Worth Statement in accordance with this Section 2.9(d); provided, that, if the Buyer and CGI are unable to agree on such firm within fifteen (15) days, then the New York office of Ernst & Young LLP shall be deemed to be the Independent Accountant. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the June Net Worth Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid by CGI, on the one hand, and the Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to CGI or the Buyer, respectively, bears to the aggregate amount actually contested by CGI and the Buyer.

(ii) The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the June Net Worth Statement shall be conclusive and binding upon the Parties.

(e) If the June Net Worth, as finally determined pursuant to this Section 2.9, is greater than the April Net Worth, then the Buyer shall, within five (5) Business Days of finalizing the June Net Worth pursuant this Section 2.9, pay to CGI dollar for dollar the amount of such difference, such amount not to exceed Seven Hundred and Seventy-Five Thousand U.S. Dollars ($775,000), by increasing the principal amount of the Excess Consideration Note by such amount.

(f) If the April Net Worth is greater than the June Net Worth, then Buyer shall be paid the amount of such difference, such amount not to exceed Seven Hundred and Seventy-Five Thousand U.S. Dollars ($775,000), by decreasing the amounts due under the Excess Consideration Note by such amount, within five (5) Business Days of finalizing the June Net Worth pursuant to this Section 2.9.

(g) For the avoidance of doubt, if the April Net Worth is equal to the June Net Worth, there shall be no adjustment.

(h) Notwithstanding anything set forth herein, upon the maturity of the Excess Consideration Note as a result of the IDXG Shareholder Approval and consummation of the Ampersand Second Closing under the Ampersand Financing Documents, the Buyer shall immediately pay any then Undisputed Amounts to CGI, and the Buyer may withhold payment of Disputed Amounts (and any interest thereon) until the final June Net Worth is determined hereunder and such Disputed Amounts (and any interest thereon) accordingly are released to CGI or retained by the Buyer.

(i) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.9 or Section 2.10 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.10. Post-Closing Adjustment for Old Accounts Receivable.

(a) On or prior to January 15, 2020, the Buyer will prepare in good faith, with CGI’s consultation and cooperation, a listing of the amounts of the Old Accounts Receivable still uncollected as of December 31, 2019 (such aggregate amount, the “Old Accounts Receivable Unpaid Amount”). If the Excess Consideration Note has not matured in accordance with its terms prior to the Transition Services Payroll End Date, the Buyer shall decrease the amount due under the Excess Consideration Note by an amount equal to the Old Accounts Receivable Unpaid Amount.

(b) In the event that the Excess Consideration Note matures and is required to be paid in accordance with its terms prior to the date on which the Old Accounts Receivable Unpaid Amount has been determined above, then the Buyer shall be entitled to reduce the amount paid to CGI at such time under the Excess Consideration Note, subject to Section 7.4, by, and to deposit with the Buyer or its Affiliates in a separate account, an amount equal to the Buyer’s estimate or determination of the amounts of the Old Accounts Receivable still uncollected or which will be uncollected as of September 30, 2019 (as calculated and determined in the Buyer’s reasonable good faith judgment, the “AR Holdback”). After the final Old Accounts Receivable Unpaid Amount at December 31, 2019 is determined pursuant to Section 2.10(a) above, any amounts then remaining in the AR Holdback account shall thereafter be released to CGI or the Buyer, as applicable, as promptly as practicable after, and consistent with, the final resolution of the Old Accounts Receivable Unpaid Amount, in immediately available funds and deposited in such account designated by CGI or the Buyer, as applicable, in writing.

(c) It is understood that to avoid double counting, no bad debt reserve or other adjustment shall be made with respect to the Old Accounts Receivable when determining the June Net Worth.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1. Organization and Good Standing. The Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, having all requisite organizational power and authority to execute, deliver, and perform the transactions contemplated hereby.

Section 3.2. Authority and Enforceability.

(a) The Seller has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary company action on the part of the Seller. The Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by the Bankruptcy Exceptions.

(b) The Seller has all requisite organizational power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary organizational action on the part of the Seller. On or prior to the Closing, the Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Upon execution and delivery, each Ancillary Agreement to which the Seller is a party will constitute the valid and binding obligation of the Seller executing such, enforceable against the Seller in accordance with its terms except as limited by Bankruptcy Exceptions.

Section 3.3. No Conflict. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, does or will violate or conflict with the terms of any contract by which Seller is bound.

Section 3.4. Security Interest; Foreclosure Rights. (a) The Seller has a valid, enforceable and properly perfected second priority lien upon and security interest in CGI’s rights and interest in all of the Purchased Assets, junior only to the Encumbrance of SVB and Permitted Encumbrances; (b) one or more defaults under the Loan Documents have occurred and are continuing; (c) the Seller has properly accelerated the Indebtedness owed to it by CGI under the Loan Documents and such Indebtedness is currently due and owing in full to the Seller; (d) the Seller has not amended or modified the PFG Loan Documents so as to limit its right to enter into this Agreement with the Buyer to sell and convey CGI’s rights and interest in the Purchased Assets; and (e) the Seller has the right and is entitled to enforce its security interest by foreclosure sale, and has taken all steps required under the PFG Loan Documents and applicable Law to transfer to the Buyer by foreclosure sale all of CGI’s rights and interest in the Purchased Assets, free and clear of the Encumbrance of the Seller and any Encumbrance subordinate to the Encumbrance of the Seller pursuant to §9-617 of the UCC. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, Seller has received no “authenticated notification of a claim of an interest” (as that phrase is used in UCC Section 9-611) in any of the Purchased Assets.

Section 3.5. Notices of Private Sale; Automatic Stay.

(a) The Seller served a Notice of Disposition of Collateral, in the form previously provided to the Buyer, addressed to those persons on the mailing list attached to said Notices, prior to the execution of this Agreement by any of the Parties, and has otherwise complied with all applicable legal requirements to conduct and consummate the Private Sale Transaction, except to the extent such legal requirements may be waived under applicable Law and have been waived by CGI and any other persons required to waive any such legal requirements.

(b) The Seller has complied with all applicable provisions of the Loan Documents and the UCC, including having conducted the foreclosure sale in a commercially reasonable manner pursuant to UCC § 9-610(b) and providing the notices required by UCC § 9-611.

(c) The sale of the Purchased Assets by the Seller and consummation of the transactions contemplated hereby are not prohibited by any stay or injunction in any litigation, governmental action, or other Proceeding, including any “automatic stay” under 11 U.S.C. § 362.

Section 3.6. Brokers or Finders. Neither the Seller, nor any Person acting on behalf of the Seller, has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement. Any broker fee payable by CGI in connection with the transaction contemplated hereby shall be paid as set forth in Section 2.8(a).

Section 3.7. Disclosure. No representation or warranty of the Seller in this Agreement, and no statement made by the Seller in the Seller Disclosure Schedule, the Ancillary Agreements to which it is a party, or any certificate, instrument or other document delivered by or on behalf of the Seller pursuant to this Agreement or any Ancillary Agreement to which it is a party, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.8. Legal Proceedings. There are no pending Proceedings (a) by or against the Seller that relate to the PFG Loan Documents or related documents or related to or could reasonably be expected to affect the BioPharma Business or the Purchased Assets or (b) by or against any of the directors or officers of the Seller in their capacities as such and that relate to the PFG Loan Documents or related documents or that relate to or could reasonably be expected to affect the BioPharma Business, the Purchased Assets or the Assumed Liabilities.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND IDXG

The Buyer and IDXG represent and warrants to the Seller and CGI that as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Buyer and IDXG to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”):

Section 4.1. Organization and Good Standing. The Buyer and IDXG are each a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2. Authority and Enforceability. The Buyer and IDXG each have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Buyer or IDXG is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such the Buyer or IDXG as applicable. The Buyer and IDXG have each duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Buyer and IDXG will have duly and validly executed and delivered each Ancillary Agreement to which the Buyer or IDXG is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Buyer or IDXG is a party will constitute, the valid and binding obligation of the Buyer and IDXG, as applicable, enforceable against the Buyer and IDXG in accordance with its terms except as limited by the Bankruptcy Exceptions.

Section 4.3. No Conflict. Neither the execution, delivery and performance by the Buyer or IDXG of this Agreement and each Ancillary Agreement to which the Buyer or IDXG is a party, nor the consummation by the Buyer or IDXG of the transactions contemplated hereby or thereby, does or will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Buyer or IDXG under (i) the certificate of incorporation or bylaws of the Buyer or IDXG or other applicable charter or organizational documents or any resolution adopted by the stockholders or board of directors of the Buyer or IDXG, (ii) any Contract to which the Buyer or IDXG is a party or by which such Buyer or IDXG is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to such Buyer or IDXG or any of its properties or assets; or (b) require the Buyer or IDXG to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Buyer or IDXG to perform its obligations under this Agreement or on the ability of the Buyer or IDXG to consummate the transactions contemplated by this Agreement.

Section 4.4. Legal Proceedings. There is no Proceeding pending or, to the Buyer’s or IDXG’s knowledge, threatened, against the Buyer or IDXG that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.5. Brokers or Finders. Neither the Buyer, IDXG nor any Person acting on their behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 4.6. No Operating History. The Buyer is a newly formed Subsidiary of IDXG and has no operating history.

Section 4.7. Additional Representations. As of the date hereof, the Ampersand Financing Documents are in full force and effect, and the Buyer has or will have sufficient funds available to consummate the transactions contemplated by this Agreement at the Closing. In connection therewith, IDXG and the Buyer have no reason to believe that certain listing application in respect of the issuance of convertible preferred stock of IDXG submitted to Nasdaq on behalf of IDXG on June 21, 2019 will not be approved for all purposes, and that there will be any impediment to the listing of any such shares. IDXG and Buyer have obtained all required, or reasonably necessary, approvals, consents and waivers from SVB and Ampersand to make full payment of all amounts due hereunder to the Seller and/or its designees/assignees at the Closing and all amounts due under and pursuant to the Excess Consideration Note to CGI (as designee of the Seller) in accordance with the terms thereof, but subject to receipt of funds by IDXG and its Affiliates upon IDXG Shareholder Approval and the consummation of the Ampersand Second Closing pursuant to the Ampersand Financing Documents, regardless of any claims, security interests, or other approval, consent, or similar rights in favor of SVB or Ampersand in respect of all or any portion of the assets of IDXG and its Affiliate, and IDXG and Buyer are not aware of any impediment to the payment of all amounts due in accordance with the Excess Consideration Note upon the maturity thereof immediately following the IDXG Shareholder Approval (other than obtaining such IDXG Shareholder Approval and the other conditions precedent under the Ampersand Financing Documents).

Article 5
REPRESENTATIONS AND WARRANTIES OF CGI

CGI represents and warrants to the Buyer that as of the Closing Date, the statements set forth in this Article 5 are true and correct, except as otherwise disclosed in (a) CGI SEC Reports filed at least twenty-four (24) hours prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are only cautionary, predictive or forward-looking in nature) or (b) the disclosure schedule delivered by CGI to the Buyer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “CGI Disclosure Schedule”):

Section 5.1. Organization and Corporate Power.

(a) CGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CGI has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(b) CGI is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect. CGI is not, nor has it otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity that owns any of the Purchased Assets.

(c) True and complete copies of the CGI Charter and the CGI Bylaws, each as currently in effect, have previously been made available. CGI is not in breach or violation of the CGI Charter or the CGI Bylaws.

(d) Each BP Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization and has all necessary corporate power and authority to (i) conduct its business in the manner in which its business is currently being conducted, and (ii) own or lease and use all of its properties and assets in the manner in which its properties and assets are currently owned or leased and used, except in the case of the foregoing (i) and (ii), where the failure to have such power or authority would not reasonably be expected to be material to CGI, or prevent or materially delay the ability of CGI to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.2. Authority; No Violation.

(a) Acknowledging the validity of the prior exercise by PFG of its rights under Article 9 of the UCC and the Loan Documents, CGI has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and adopted by the CGI Board of Directors. This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by CGI and (assuming due authorization, execution and delivery by the other Parties) constitutes the valid and binding obligation of CGI, enforceable against CGI in accordance with its terms (except as may be limited by the Bankruptcy Exceptions).

(b) Assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained and/or made, and acknowledging the validity of the prior exercise by PFG of its rights under Article 9 of the UCC and the Loan Documents, neither the execution and delivery of this Agreement and each Ancillary Agreement by CGI nor the consummation by CGI of the transactions contemplated hereby, nor compliance by CGI with any of the terms or provisions of this Agreement, does or will:

(i) contravene, conflict with or result in a violation of any of the provisions of the CGI Charter or CGI Bylaws;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Authority or, to the Knowledge of CGI, any other Person the right to challenge the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which CGI, or any of the assets owned or used by CGI, is subject, except as would not reasonably be expected to result in a Material Adverse Effect;

(iii) other than the rights of any creditors to declare a cross-default by reason of a default under the Loan Agreements contravene, conflict with or result in a violation or breach of, or result in a default or require any notice or consent under, any provision of any BP Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any BP Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any BP Material Contract; (iii) accelerate the maturity or performance of any BP Material Contract; or (iv) cancel, terminate or modify any term of any BP Material Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets (except for Permitted Encumbrances).

Section 5.3. Consents and Approvals. CGI is not required to obtain any Consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority in connection with the execution, delivery and performance by CGI of this Agreement and the Ancillary Agreements, other than such filings as are required to be made under applicable securities Laws.

Section 5.4. Reports. As of their respective dates, the CGI SEC Reports (a) solely with respect to the BioPharma Business, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, Sarbanes-Oxley and the applicable rules and regulations of the SEC thereunder.

Section 5.5. Operation of the Business; Sufficiency. Since January 1, 2014, CGI has conducted the BioPharma Business only through CGI and Gentris, LLC; provided, however, that the Buyer agrees and acknowledges that the Buyer has engaged in its own due diligence process to satisfy itself on this fact. Except for the Transferred Employees and services to be provided under the Transition Services Agreement, the Purchased Assets constitute all of the assets used or held for use, whether in whole or in part, by CGI for the conduct of the BioPharma Business as conducted immediately prior to the Closing.

Section 5.6. Financial Statements; Assumed Accounts Payable; Purchased Accounts Receivable.

(a) The consolidated financial statements of CGI filed in or furnished with the CGI SEC Reports have been prepared in accordance with GAAP consistently applied by CGI for the periods and as of the dates presented (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), and fairly present in all material respects the consolidated financial position of CGI as of the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, none of which are material, individually or in the aggregate). Each of the consolidated financial statements of CGI (including all related notes or schedules) included in the CGI SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC.

(b) Except (i) for those Liabilities that are reflected or reserved against on CGI’s consolidated balance sheet as of March 31, 2019 or the notes thereto, (ii) for Liabilities and obligations incurred in the Ordinary Course since such date and (iii) for Liabilities and obligations incurred in connection with this Agreement, CGI does not have any Liabilities of the BioPharma Business that, individually or in the aggregate, are material to CGI.

(c) The Assumed Payables (i) represent obligations of CGI for products or services actually received, (ii) are not the subject of any Proceeding (whether pending or threatened) and (iii) have arisen only from bona fide purchases in the Ordinary Course and are payable on ordinary trade terms.

(d) The Purchased Accounts Receivable (i) are collectible in the Ordinary Course (net of contractual allowances and bad debt reserves established in accordance with prior practice), (ii) represent legal, valid and binding obligations for services actually performed by CGI, enforceable in accordance with their terms, (iii) are not the subject of any Proceeding or any offset or recoupment rights, and (iv) have arisen only from bona fide sales transactions in the Ordinary Course and are payable on ordinary trade terms. The reserve for bad debts shown on Section 5.6(d) of the CGI Disclosure Schedule or on the accounting records of CGI has been determined in accordance with GAAP. Other than as set forth on Section 5.6(d) of the CGI Disclosure Schedule, no Person has any Encumbrance on such accounts receivable or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivables.

(e) CGI maintains accurate Business Records of the BioPharma Business reflecting such assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of CGI and to maintain accountability of CGI’s assets; (iii) access to CGI’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for CGI’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) Accounts Receivable and Inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(f) The April Financial Schedules, as set forth on Section 5.6(f) of the CGI Disclosure Schedule, have been prepared by CGI in good faith and fairly and accurately present, in all material respects, the appropriate values of the items shown thereon as of April 30, 2019.

Section 5.7. Legal Proceedings. There are no pending Proceedings (whether by a Governmental Authority or another Person) (a) by or against CGI that relate to the Loan Documents or related documents or related to or could reasonably be expected to affect the BioPharma Business or the Purchased Assets, (b) to CGI’s Knowledge, by or against any of the directors or officers of CGI in their capacities as such and that relate to the Loan Documents or related documents or that relate to or could reasonably be expected to affect the BioPharma Business, the Purchased Assets or the Assumed Liabilities or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To CGI’s Knowledge, no such Proceeding has been threatened.

Section 5.8. Tax Matters.

(a) CGI has timely filed all material Tax Returns that it was required to file (taking into account any valid extension of time). All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. CGI is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) All material Taxes due and owing by CGI (whether or not shown or required to be shown on any Tax Return) have been paid. There are no Encumbrances on any of the assets of CGI that arose in connection with any failure (or alleged failure) to pay any Tax (other than for Taxes not yet due and payable).

(c) CGI has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2, 1099, 1042 and 1042S required with respect thereto have been properly completed and timely filed.

(d) Within the past three years, no written claim has been made by any Governmental Authority in a jurisdiction where CGI does not file Tax Returns that CGI may be subject to taxation in such jurisdiction.

(e) There is no material Proceeding concerning any Tax Liability of CGI either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any director, officer or employee responsible for Tax matters has Knowledge.

(f) Section 5.8(f) of the CGI Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to CGI for taxable periods ending after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax returns that currently are the subject of an audit.

(g) The unpaid Taxes of CGI (i) did not, as of March 31, 2019, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Business Records and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of CGI in filing their Tax Returns.

(h) No BP Material Contract includes any obligation to indemnify or share Taxes with any other Person.

Notwithstanding the foregoing representations, CGI shall not have Liability under Section 7.3 of this Agreement for Taxes arising in periods following the Closing Date, and resulting from Buyer’s conduct of the BioPharma Business following the Closing Date.

Section 5.9. Employee Benefit Plans.

(a) For purposes of this Agreement, “CGI Benefit Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “pension plan” as defined in Section 3(3) of ERISA and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, that is sponsored, maintained or contributed to by CGI or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by CGI or any ERISA Affiliate or required to be maintained or contributed to by CGI or any ERISA Affiliate) for the benefit of current or former directors, officers or employees of, or consultants to, CGI or any ERISA Affiliate, or with respect to which CGI, directly or indirectly, has any Liability. Section 5.9(a) of the CGI Disclosure Schedule contains a true and complete list of each CGI Benefit Plan for the benefit of any BP Employee or with respect to which CGI or any ERISA Affiliate has any actual or contingent Liability with respect to any BP Employee (each, a “BP Benefit Plan”). Except as set forth in Section 5.9(a) of the CGI Disclosure Schedule, neither CGI nor any of its ERISA Affiliates has, and no such party has ever had, any material BP Benefit Plan for employees located outside the United States.

(b) With respect to each material BP Benefit Plan, CGI has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) the most recent Internal Revenue Service determination or opinion letter; and (vi) the most recent Form 5500 filing.

(c) Each BP Benefit Plan is in compliance, in all material respects, with all applicable Laws, including ERISA, the Code, the U.S. Affordable Care Act, HIPAA and each BP Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and related documents or agreements. CGI and its ERISA Affiliates have made any and all contributions or paid premiums to BP Benefit Plans that were required to be made on or prior to the Closing Date. There are no pending or, to the Knowledge of CGI, threatened Proceedings or investigations with respect to the BP Benefit Plans.

(d) Each BP Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such BP Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination or opinion letter has been revoked, no revocation has, to CGI’s Knowledge, been threatened, and to CGI’s Knowledge no event occurring after the date of such determination that could reasonably be expected to cause the revocation of such letter or result in the loss of such qualification or subject the related trust to taxation under Section 501(a) of the Code.

(e) No BP Benefit Plan provides health or other welfare benefits to Former Employees of the BioPharma Business (other than health continuation coverage in accordance with COBRA or through the last day of the month in which such Former Employee’s employment ceased). To CGI’s Knowledge, except pursuant to the terms of an employment or separation agreement, neither CGI nor any ERISA Affiliate has made a written or oral representation to any current or former employee of the BioPharma Business promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment. No condition exists that is reasonably likely to subject CGI or any ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the CGI Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to result in material liability to CGI or any ERISA Affiliate. There are no pending or, to CGI’s Knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the CGI Benefit Plans except where such claims would not, individually or in the aggregate, reasonably be expected to result in material liability to CGI or any ERISA Affiliate. No CGI Benefit Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance or similar program and to CGI’s Knowledge, no fact or event exists or could reasonably be expected to give rise to any such investigation, audit or other administrative proceeding. No CGI Benefit Plan that provides health insurance or medical coverage is self-funded or self-insured.

(f) Neither CGI nor any ERISA Affiliate has maintained, sponsored, contributed to, been required to contribute to or has or could reasonably be expected to have any liability with respect to any (i) “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (ii) “single employer pension plan” as defined in Section 4001(a)(15) of ERISA, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) “multiple employer plan” subject to Section 413(c) of the Code. Neither CGI nor any ERISA Affiliate has (x) has withdrawn from any pension plan under circumstances that would reasonably be expected to result in a liability to the Pension Benefit Guaranty Corporation, or (y) any current or contingent liability or obligation with respect to any plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(g) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former director or any employee or service provider of the BioPharma Business, (ii) increase any benefits otherwise payable under any BP Benefit Plan, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(h) No payment which is or may be made by, from or with respect to any BP Benefit Plan, to any current or former officer, employee, independent contractor or director of the BioPharma Business, either alone or in conjunction with any other payment, event or occurrence will or could reasonably be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. Neither CGI nor any of the ERISA Affiliates has any obligation to gross-up, indemnify or otherwise reimburse any current or former officer, employee, independent contractor or director of the BioPharma Business with respect to any Tax, including under Sections 409A or 4999 of the Code.

(i) Each BP Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in material compliance with Section 409A of the Code.

Section 5.10. Compliance with Laws; BP Licenses.

(a) The BioPharma Business has been conducted in compliance with all Laws. No investigation or review by any Governmental Authority with respect to the BioPharma Business is pending or, to CGI’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same. To the Knowledge of CGI, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any applicable Law. CGI has all permits, authorizations, registrations, waivers, licenses, franchises, variances, exemptions, orders, approvals, accreditations, and clearances issued or granted by a Governmental Authority and all other similar authorizations, consents, certificates (of public convenience and/or necessity, or otherwise) and approvals issued or granted by, notice to, or filing with, a Governmental Authority or any other Person in each case, relating to the BioPharma Business (the “BP Licenses”) necessary to conduct the BioPharma Business as presently conducted.

(b) Neither CGI nor any of its Affiliates (in each case, in respect of the BioPharma Business) does business with any court, administrative agency, regulatory body, commission or other Governmental Authority, board, bureau or instrumentality, domestic or foreign, any subdivision thereof, or with any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization or other entity located in any country that is the subject of the economic sanctions or programs of the United States as administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c) The operations of CGI (in respect of the BioPharma Business) are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of jurisdictions where CGI conduct business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or Proceeding by or before any court or Governmental Authority, authority or body or any arbitrator involving CGI or any of its Affiliates (in respect of the BioPharma Business) with respect to the Money Laundering Laws is pending or threatened.

(d) CGI is in material compliance with (i) its obligations under each of the BP Licenses and (ii) solely with respect to the BioPharma Business, the rules and regulations of the Governmental Authority issuing such BP Licenses. There is not pending or, to CGI’s Knowledge, threatened by or before any Governmental Authority any material proceeding, notice of violation, order of forfeiture or complaint or investigation against CGI relating to any of the BP Licenses. To the Knowledge of CGI, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any BP License, and to the Knowledge of CGI, there are no facts or circumstances which could form the basis for any such default or violation. The actions of the applicable Governmental Authorities granting all BP Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to CGI’s Knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Authority that challenges or questions the validity of or any rights of the holder under any BP License.

(e) Except as would not have a Material Adverse Effect, (i) CGI has conducted its BioPharma Business in compliance with applicable Law, including the EU General Data Protection Regulation 2016/679/EU of April 27, 2016, as applicable, as well as applicable contractual requirements and its own published policies, relating to privacy, data protection and the collection, transfer and use of personally identifiable information collected, used or held for use by CGI, (ii) no claims or, to the Knowledge of CGI, investigations by Governmental Authority, are pending, or threatened in writing, against CGI related to its BioPharma Business alleging a violation of any applicable Law concerning the privacy data protection, processing, transfer or security of such information and (iii) CGI has not suffered any data breaches or security incidents related to its BioPharma Business that to the Knowledge of CGI, have resulted in unauthorized access to any personally identifiable information collected, used or held for use by CGI.

Section 5.11. Material Contracts.

(a) Section 5.11(a) of the CGI Disclosure Schedule sets forth a complete list of each currently effective Contract to the extent relating to the Purchased Assets or the BioPharma Business and to which CGI is a party or by which it or its assets are bound (each, a “BP Material Contract”):

(i) the top ten (10) Contracts as measured in terms of aggregate annual obligations of CGI in the last year, for the purchase of materials, supplies, goods, services, equipment or other assets (collectively, the “Top Suppliers”);

(ii) the top ten (10) Contracts as measured in terms of aggregate annual revenue earned by CGI in the last year for the sale of materials, supplies, goods, services, equipment or other assets (collectively, the “Top Customers”);

(iii) (i) any pledge, security agreement, deed of trust or other Contracts that impose an Encumbrance on any of the Purchased Assets, (ii) loan or credit agreement, indenture, debenture, note or other Contracts that create, incur or guarantee any Indebtedness secured by the Purchased Assets, except for those relating to less than $100,000, or (iii) Contracts under which CGI assumes, or otherwise becomes liable for, the obligations of any other Person;

(iv) that relates to any partnership, joint venture, strategic alliance or other similar Contract affecting the BioPharma Business;

(v) which by its terms limits in any material respect (i) the localities, market or business in which all or any significant portion of the BioPharma Business, following the consummation of the transactions contemplated hereby is or would be conducted, (ii) the Persons CGI, may hire (other than Contracts with contract research organizations or other contractors or vendors that provide services to CGI in the ordinary course of CGI’s business and that contain provisions that prevent CGI from soliciting or hiring any personnel of such contract research organizations or such other contractors or vendors), (iii) the Persons to whom CGI may sell products or deliver services, or (iv) the scope of the BioPharma Business;

(vi) providing for the grant by or to CGI of any license to or under any Intellectual Property used in the BioPharma Business, other than (i) Contracts where the grant by or to CGI of any such license pursuant to such Contract is not material to CGI or the BioPharma Business, (ii) Contracts where the Intellectual Property licensed thereunder are licensed on a non-exclusive basis by or to a contractor, service provider or collaborator of CGI in the context of such contractor, service provider or collaborator rendering research and development services to CGI or for the benefit of CGI, and (iii) Contracts where the Intellectual Property material to the BioPharma Business licensed thereunder are licensed on a non-exclusive basis for research and the scope of the license to such Intellectual Property does not include the right to practice or use such Intellectual Property to sell or commercialize any product;

(vii) containing any grant by CGI to any Person of any express license to market or commercialize any product material to the BioPharma Business, including under any Patents (including any covenants not to sue);

(viii) containing any royalty, dividend or similar arrangement with respect to a product material to the BioPharma Business based on the revenues or profits of CGI;

(ix) with any Governmental Authority or a subcontractor to any Governmental Authority in connection with such BP Material Contract;

(x) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other transaction contemplated hereby;

(xi) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of CGI or any other Person, or for the grant to any Person of any preferential rights to purchase any such property or assets;

(xii) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from CGI in excess of $100,000;

(xiii) establishing powers of attorney or agency agreements;

(xiv) all real property Leases used by the BioPharma Business;

(xv) any agreement for the leasing of equipment used in the BioPharma Business; and

(xvi) other than as set forth elsewhere in Section 5.11(a) of the CGI Disclosure Schedule, and excluding confidentiality and non-disclosure agreements entered into in connection with a sale process, all other Contracts that are material to the BioPharma Business of CGI and commitments or agreements to enter into any of the foregoing.

(b) CGI has delivered or made available accurate and complete copies of all BP Material Contracts, including all amendments thereto. There are no BP Material Contracts that are not in written form. Other than payment defaults with respect to the Old Accounts Payable, CGI has not, nor to CGI’s Knowledge, has any other party to a BP Material Contract materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any BP Material Contract. As to CGI, each BP Material Contract is valid, binding, enforceable and in full force and effect, subject to Bankruptcy Exceptions. The consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from CGI or the Seller to any Person under any BP Material Contract or give any Person the right to terminate or alter the provisions of any BP Material Contract. No Person is renegotiating any material amount paid or payable to CGI under any BP Material Contract or any other material term or provision of any BP Material Contract. No Person is renegotiating any material amount paid or payable to CGI under any BP Material Contract or any other material term or provision of any BP Material Contract. For purposes of this Section 5.11(b) (other than the first sentence), “BP Material Contract” shall be deemed to include the Assumed BP Material Contracts, the Equipment Leases and the Undisclosed BP Material Contracts.

(c) The Top Customers collectively represent approximately fifty percent (50%) of the revenues the BioPharma Business received in the twelve (12) months ending December 31, 2018.

(d) The Top Suppliers collectively represent approximately sixty-nine percent (69%) of the spend the BioPharma Business incurred in the twelve (12) months ending December 31, 2018.

(e) Other than the Equipment Leases, there are no Contracts or equipment which are used, or held for use, by or service both the BioPharma Business and one or more Other Business Unit.

Section 5.12. [RESERVED.]

Section 5.13. Environmental Liability.

(a) CGI’s conduct of the BioPharma Business is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by CGI of all permits, certificates, licenses, approvals, registrations and other governmental authorizations required under applicable Environmental Laws for the conduct and operation of the BioPharma Business (collectively, “Environmental Permits”), and compliance with the terms and conditions thereof) in all material respects. All of the Environmental Permits are valid and in full force and effect and, none of the Environmental Permits are reasonably expected to be adversely modified or terminated, including as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

(b) CGI has not received written notice from any Governmental Authority regarding any actual or alleged violation of or liability under Environmental Laws.

(c) There is no material environmental claim or Proceeding (each, an “Environmental Claim”) pending or, to the Knowledge of CGI, threatened against CGI with respect to the BioPharma Business.

(d) To the Knowledge of CGI, there was no Release of any Hazardous Material at, to, or from the BioPharma Business that has resulted in, or would reasonably be expected to result in, a material Environmental Claim or create material Liability under applicable Environmental Laws.

(e) To the Knowledge of CGI, CGI has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material in material violation of any Environmental Laws, or which could reasonably be expected to result in or give rise to Liability of CGI, or require an investigation, cleanup, removal, response activity, remediation, or corrective action pursuant to any Environmental Law or contractual obligation.

(f) There are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or Proceeding by any private party or Governmental Authority, against or affecting CGI (in respect of the BioPharma Business) relating to Hazardous Materials or any Environmental Law.

Section 5.14. Intellectual Property.

(a) CGI has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with the BioPharma Business as described in the CGI SEC Reports and which the failure to do so could have a Material Adverse Effect (collectively, the “CGI Intellectual Property Rights”). CGI has not received a notice (written or otherwise) that any of, the CGI Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. CGI has not received, since the date of the latest audited financial statements included within the CGI SEC Reports, a written notice of a claim or otherwise has any knowledge that the CGI Intellectual Property Rights violate or infringe upon the rights of any Person. To the Knowledge of CGI, all such CGI Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the CGI Intellectual Property Rights. CGI has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Section 5.14(b) of the CGI Disclosure Schedule sets forth a list of all (i) Patents, (ii) Trademarks, (iii) Copyrights and (iv) Internet domain names, in each instance, that are owned (or purported to be owned) by or exclusively licensed to CGI solely with respect to the BioPharma Business and that are the subject of a registration or a pending application for registration (collectively, “CGI Registered Intellectual Property”).

(c) To the Knowledge of CGI, all assignments to CGI of Patents constituting Owned Intellectual Property that are material to the BioPharma Business of CGI exist and have been, or will be, properly executed and recorded. CGI (i) (A) solely and exclusively owns all right, title and interest in and to all Owned Intellectual Property included in the Purchased Assets and (B) to the Knowledge of CGI, is the sole and exclusive (as set forth in the applicable license agreement) licensee of all Exclusive Intellectual Property included in the Purchased Assets, in each case free and clear of all Encumbrances (except for Permitted Encumbrances and licenses granted under the IP Contracts) and (ii) CGI owns, possesses, licenses or has other rights to use, or could obtain on commercially reasonable terms, all Intellectual Property necessary for the conduct of the BioPharma Business as now conducted and as currently proposed to be conducted. None of the Owned Intellectual Property included in the Purchased Assets or, to the Knowledge of CGI, Exclusive Intellectual Property included in the Purchased Assets is subject to any pending or, to the Knowledge of CGI, threatened claims of joint ownership and all registration, renewal, maintenance and other payments that are or have become due with respect to each item of CGI Registered Intellectual Property have been timely paid, by or on behalf of the owner of such item. The Owned Intellectual Property and Exclusive Intellectual Property included in the Purchased Assets are each (A) subsisting and, to the Knowledge of CGI, valid and enforceable, and (B) not subject to any outstanding order, judgment or decree.

(d) No Patent constituting Owned Intellectual Property included in the Purchased Assets or, to the Knowledge of CGI, Exclusive Intellectual Property included in the Purchased Assets has been or is now involved in any reissue, reexamination, inter-partes review, post-grant review, or opposition proceeding.

(e) To the Knowledge of CGI, neither the conduct of the BioPharma Business, nor the use of any Intellectual Property by CGI with respect to the BioPharma Business misappropriates, infringes on, or otherwise violates the Intellectual Property of any Person. There is no Proceeding pending or, to the Knowledge of CGI, threatened against CGI or any of its Affiliates at Law or in equity by or before any Governmental Authority alleging the violation, misappropriation, or infringement of the Intellectual Property of any Person by the BioPharma Business or that any of the Owned Intellectual Property or Exclusive Intellectual Property included in the Purchased Assets is invalid or unenforceable.

(f) To the Knowledge of CGI, no Person is misappropriating, infringing or violating, or intending to misappropriate, infringe or violate, any Owned Intellectual Property or Exclusive Intellectual Property included in the Purchased Assets.

(g) Section 5.14(g) of the CGI Disclosure Schedule sets forth a complete and correct list of all Intellectual Property Contracts affecting the BioPharma Business to which CGI is a party.

(h) To the Knowledge of CGI, each current and Former Employee of CGI who works or worked in the BioPharma Business and each current and former independent contractor and consultant of CGI who provides or provided services to the BioPharma Business, in each instance, who was or is involved in the invention, creation, development, design or modification of any Intellectual Property included in the Purchased Assets has executed a valid and binding written agreement expressly assigning, or is obligated to assign, to CGI all right, title, and interest in and to any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for CGI relating to the BioPharma Business or any of the Products relating to the BioPharma Business being researched, developed, manufactured or sold by CGI or that may be used with any such Products, and all Intellectual Property therein or related thereto. In addition, (i) to the Knowledge of CGI, each current and Former Employee and each current and former independent contractor and consultant of CGI has executed, or is obligated to execute, a valid assignment for each Patent that is invented by such current or Former Employee of CGI or current or former independent contractor or consultant relating to the BioPharma Business or any of the Products relating to the BioPharma Business being researched, developed, manufactured or sold by CGI or that may be used with any such Products and (ii) with respect to any Patent included in the Purchased Assets that is jointly owned by CGI and a third party, to CGI’s Knowledge, such third party has obtained or is obliged to obtain a valid, written assignment from each of the inventors employed or contracted by such third party conveying all rights, title, and interest to such third party.

(i) To the Knowledge of CGI, each current and Former Employee of CGI who works or worked in the BioPharma Business and each current and former independent contractor and consultant of CGI who provides or provided services to the BioPharma Business, in each instance, is subject to a non-disclosure or other confidentiality agreement with respect to confidential information of the BioPharma Business.

(j) CGI has taken reasonable steps to maintain police and protect the CGI Owned Intellectual Property and CGI Exclusive Intellectual Property that is material to the BioPharma Business (“CGI Material Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all CGI Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of CGI, adequate for protection against unauthorized disclosure or use. To the Knowledge of CGI, there has been no unauthorized disclosure of any such CGI Material Intellectual Property.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Assets of CGI operate (A) to the Knowledge of CGI, in all material respects in accordance with their documentation and functional specifications and (B) as required by CGI to operate the BioPharma Business as presently conducted and (C) to the Knowledge of CGI, have not materially malfunctioned or failed. CGI has implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. CGI has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to its IT Assets. To the Knowledge of CGI, CGI has obtained and possess valid licenses to use all of the software programs present on the IT Assets and other software-enabled electronic devices that CGI owns or leases or that it has otherwise provided to its employees, independent contractors and consultants for their use.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of CGI, CGI owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the BioPharma Business in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement, nor the performance of this Agreement by CGI, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or failure to consent to the continued use of, any rights of CGI in any CGI Owned Intellectual Property, CGI Exclusive Intellectual Property or CGI Material Non-Exclusive Intellectual Property, in each case that are included in the Purchased Assets, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.15. Employment and Labor Matters.

(a) Section 5.15(a) of the CGI Disclosure Schedule sets forth a true, complete and accurate list of each current employee of the BioPharma Business (collectively, the “BP Employees”) with the following information: date(s) of hire, title, Fair Labor Standards Act exemption, status (active or on leave of absence), and work location (state).

(b) Section 5.15(b) of the CGI Disclosure Schedule sets forth a true, complete and accurate list of each independent contractor who provides services to the BioPharma Business or has provided material services since January 1, 2016, with the following information: name, types of services provided, date contractor began providing services/term of agreement, location of services (city, state), and whether the contractor is a party to a written agreement.

(c) Except as set forth on Section 5.15(c) of the CGI Disclosure Schedule, CGI (i) is not a party to any agreement with a BP Employee that provides for an employment term; (ii) is not a party to any agreement with a BP Employee that contains severance terms or change in control provisions; and (iii) to CGI’s Knowledge does not have any BP Employee who is a party to, or is otherwise bound by, any agreement that adversely affects or restricts the performance of the employee’s duties for CGI, including any confidentiality and/or non-competition agreement between any employee and a third party.

(d) Since January 1, 2016, CGI has not been a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or similar organization which would affect or is related to the BioPharma Business, and there have been no such agreements which pertain to BP Employees or independent contractors of CGI in existence or in negotiation, and no labor union, works council or similar organization has represented or, to CGI’s Knowledge, has sought to represent any employees or independent contractors of CGI. Since January 1, 2016, there has been no actual or, to the Knowledge of CGI, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, slowdowns, work stoppages or other labor disputes or disturbances against or affecting the BioPharma Business. CGI will not incur any notice, consultation or consent obligations with respect to any labor union, works council or similar organization in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) CGI is, and since January 1, 2016 has been with respect to the BioPharma Business, in compliance in all material respects with all Laws relating to labor and employment, including all such Laws relating to wages, hours, leaves of absence, paid sick leave, immigration, discrimination, harassment, pay equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), plant closings and mass layoffs covered by the U.S. Workers Adjustment Retraining and Notification Act or comparable state, local or foreign Laws (collectively, “WARN”).

(f) There has been no “mass layoff” or “plant closing” (as defined by WARN) or any similar event under applicable State law affecting the BioPharma Business, and CGI has not taken any action that could otherwise reasonably be expected to trigger a notice requirement or result in liability under WARN.

(g) CGI has, in all material respects, completed I-9 Forms for all current and former BP Employees and has maintained those forms in all material respect in accordance with legal requirements. To CGI’s Knowledge, all BP Employees are authorized to work in the United States.

(h) Since January 1, 2016, (i) there have been no Proceedings or any disputes pending or, to CGI’s Knowledge, threatened in writing (A) by any officers, directors, employees or independent contractors of the BioPharma Business or (B) by or before any Governmental Authority affecting the BioPharma Business concerning employment matters, and (ii) no labor union, labor organization, works council or group of employees of CGI or the BioPharma Business has made a demand (that is pending as of the date hereof) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to CGI’s Knowledge, threatened in writing with the National Labor Relations Board (or any similar other Governmental Authority) with respect to any employees of the BioPharma Business.

Section 5.16. Lien on Purchased Assets. Prior to the foreclosure by the Seller, all Purchased Assets were subject to the valid, enforceable and properly perfected lien of the Seller and SVB.

Section 5.17. Title to Assets; Tangible Personal Property. Immediately prior to Closing and the exercise of the remedies of creditors pursuant to Article 9 of the UCC and the Loan Documents, CGI owned, and had good, marketable and valid title to, or, in the case of leased properties and CGI owns, and has good, marketable and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in the BioPharma Business or operations or purported to be owned by it (including the Tangible Personal Property) in connection with the BioPharma Business, including: (a) all such assets reflected in the CGI SEC Reports; (b) all Purchased Assets; and (c) all other assets reflected in the Business Records as being owned by CGI. Immediately prior to Closing and the exercise of the remedies of Seller pursuant to Article 9 of the UCC and the Loan Documents, all of such assets were owned or, in the case of leased assets, leased by CGI free and clear of any Encumbrances (other than Permitted Encumbrances and the security interests of Seller and SVB). To CGI’s Knowledge, all Tangible Personal Property is in operating condition and repair (ordinary wear and tear excepted) and has been maintained in accordance with normal industry practices, except where the failure to be in such condition or to be so maintained would not constitute a Material Adverse Effect.

Section 5.18. Real Property; Leasehold. CGI does not own and has never owned any real property relating to the BioPharma Business. CGI has made available (a) an accurate and complete list of all real properties with respect to which CGI directly or indirectly holds a valid leasehold interest relating to the BioPharma Business as well as any other real estate that is in the possession of or leased by CGI relating to the BioPharma Business, and (b) copies of all leases under which any such real property is possessed, each of which is in full force and effect, with no existing material default thereunder. CGI’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and CGI has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances (other than Permitted Encumbrances). CGI has not received written notice from its landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

Section 5.19. Healthcare Compliance; Regulatory Compliance.

(a) Except as would not have, or be expected to have, a material impact on CGI, CGI holds all Licenses and have submitted notices to all Governmental Authorities, since January 1, 2016, including all authorizations under the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (“FDCA”), the U.S. Public Health Service Act, 42 U.S.C. §§ 201, et seq. (“PHSA”), as amended, and the regulations of the U.S. Food and Drug Administration (“FDA”) promulgated thereunder (any such Governmental Authority, a “CGI Regulatory Agency”) necessary for the lawful operation of the BioPharma Business as currently conducted (the “CGI Permits”), and all such CGI Permits are valid and in full force and effect. Except as would not have, or be expected to have, a material impact on CGI, since January 1 2016, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any CGI Permit. Except as would not have, or be expected to have, a material impact on CGI, CGI and its Affiliates are in compliance with the terms of all active CGI Permits, and to the Knowledge of CGI, since January 1, 2016, no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any CGI Permit. Since January 1, 2016, CGI or its Affiliates have not received written notice of any pending or, to the Knowledge of CGI, threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or other CGI Regulatory Agency alleging that any operation or activity of the BioPharma Business is in material violation of any applicable Law, except as would not have, or be expected to have, a material impact on CGI.

(b) Except as would not have, or be expected to have, a material impact on CGI, all laboratories owned or operated by CGI affecting the BioPharma Business are certified under the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. §§ 263 et seq. (“CLIA”) and by the College of American Pathologists (“CAP”) (“CGI Lab Certifications”), and all such CGI Lab Certifications are valid and in full force and effect. Except as would not have, or be expected to have, a material impact on CGI, since January 1, 2016, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any CGI Lab Certification. Except as would not have, or be expected to have, a material impact on CGI, CGI and its Affiliates are in compliance with the terms of all CGI Lab Certifications, and to the Knowledge of CGI, since January 1, 2016, no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any CGI Lab Certification.

(c) Except as would not have, or be expected to have, a material impact on CGI, since January 1, 2016, all of CGI’s Products relating to the BioPharma Business that are subject to the jurisdiction of the FDA or other CGI Regulatory Agencies have been manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed and distributed by or on behalf of CGI in all material respects in compliance with all applicable requirements under any License or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other CGI Regulatory Agency. Except as would not have, or be expected to have, a material impact on CGI, since January 1, 2016, all applications, submissions, notifications, information and data utilized by CGI as the basis for, or submitted by or, to the Knowledge of CGI, on behalf of CGI in connection with, any and all requests for the CGI Permits relating to the BioPharma Business when submitted to the FDA or other CGI Regulatory Agency, were true, complete and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications, information and data required under applicable Laws have been submitted to the FDA or other CGI Regulatory Agency.

(d) Solely with respect to the BioPharma Business, except as would not have, or be expected to have, a material impact on CGI, since January 1, 2016, CGI and its Affiliates have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other CGI Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Solely with respect to the BioPharma Business, except as would not have, or be expected to have, a material impact on CGI, since January 1, 2016, neither CGI nor, to the Knowledge of CGI, any of its respective officers, employees, contractors, suppliers or other entities or individuals performing research or work on behalf of CGI has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Authority or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a material debarment or exclusion affecting the BioPharma Business under applicable Law, including, without limitation, 20 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of CGI, threatened against CGI or, to the Knowledge of CGI, any of its respective officers, employees, contractors, suppliers, or other entities or individuals performing research or work on behalf of CGI.

(e) Solely with respect to the BioPharma Business, except as would not have, or be expected to have, a material impact on CGI, to the Knowledge of CGI, no event has occurred since January 1, 2016 which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection (outside of the Ordinary Course) or other action by any CGI Regulatory Agency or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Products relating to the BioPharma Business or the manner in which the Products relating to the BioPharma Business are manufactured, distributed or marketed nor has the FDA or other Governmental Authority expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by CGI or its Affiliates.

(f) To the Knowledge of CGI, since January 1, 2016, all laboratories in which CGI conducts its testing and services relating to the BioPharma Business have been and are being operated in material compliance with all applicable Laws including CLIA. Since January 1, 2016, none of CGI, or, to the Knowledge of CGI, any of its contract operators relating to the BioPharma Business, has received any notice, warning letter, untitled letter, or other similar correspondence or written notice from Centers for Medicare and Medicaid Services (“CMS”) or any other federal, state or private certification agency alleging or asserting material noncompliance with any applicable Laws or CGI Lab Certifications with respect to any of its laboratories, or any testing or services performed at any of its laboratories. Solely with respect to the BioPharma Business, since January 1, 2016, no laboratory owned or operated by CGI, or, to the Knowledge of CGI, any of its contract operators, is or has been subject to a shutdown or import or export prohibition imposed or requested by CMS or any other federal, state or private certification agency. Solely with respect to the BioPharma Business, except as would not have, or be expected to have, a material impact on CGI, to the Knowledge of CGI, no event has occurred since January 1, 2016 which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection (outside of the Ordinary Course) or other action by CMS or any other federal, state or private certification agency or any notice, warning letter, untitled letter, or request or requirement to make material changes to its laboratories or the manner in which its laboratories are operated, or any tests or services being performed at any of its laboratories.

(g) Solely with respect to the BioPharma Business, since January 1, 2016, all studies, tests and preclinical and clinical trials conducted by CGI, or to the Knowledge of CGI, in which CGI or any Product or Product candidate has participated, have been and are being conducted in material compliance with applicable Laws, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Solely with respect to the BioPharma Business, since January 1, 2016, CGI has not received any written notices, correspondence or other written communication from any institutional review board, the FDA or any other CGI Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned operations in support of clinical trials conducted by, or on behalf of, CGI.

(h) Solely with respect to the BioPharma Business, except as would not have, or be expected to have, a material impact on CGI, since January 1, 2016, CGI has not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product candidate (“CGI Safety Notices”). Solely with respect to the BioPharma Business, except as would not have, or be expected to have, a material impact on CGI, CGI has no Knowledge of any facts which would cause (i) a CGI Safety Notice with respect to any Product sold or intended to be sold by CGI, (ii) a change in the marketing classification or a material change in labeling of any such Products, (iii) a termination or suspension of marketing or testing of any such Products, or (iv) the imposition of a post-marketing study by the FDA or other CGI Regulatory Agency.

(i) Solely with respect to the BioPharma Business, except as would not have, or be expected to have, a material impact, on CGI and its Affiliates, CGI is, and at all times since January 1, 2016 has been, in compliance with all applicable Healthcare Laws. Solely with respect to the BioPharma Business, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, proceeding, notice or demand pending, received by or filed since January 1, 2016, or to the Knowledge of CGI, threatened against CGI alleging any material violation by CGI of any applicable Healthcare Laws.

(j) CGI is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar agreements with or imposed by any Governmental Authority.

(k) Neither CGI nor its Affiliates have at any time since January 1, 2016 (i) been served with or received any search warrant, subpoena or civil investigative demand from any Governmental Authority, (ii) made a voluntary disclosure pursuant to the U.S. Department of Health and Human Services Office of the Inspector General’s provider Self-Disclosure Protocol or the Centers for Medicare and Medicaid’s Voluntary Self-Referral Disclosure Protocol, (iii) made a self-disclosure to a Medicare Administrative Contractor or (iv) otherwise made a material disclosure to a Governmental Authority regarding potential repayment obligations arising from actual or potential violations of the Healthcare Laws.

(l) There has been no non-coverage decision with respect to any of products or services of CGI or its Affiliates (in each case, in respect of the BioPharma Business) from CMS or its contractors (including but not limited to Medicare Administrative Contractors (MACs)), whether through a National Coverage Determination (NCD) or a Local Coverage Determination (LCD), or a determination by CMS or a MAC that any such products or services are considered non-covered services.

(m) Neither CGI nor its Affiliates (in each case, in respect of the BioPharma Business) has received any nor, to the Knowledge of CGI, are there any pending, written complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation or other Proceedings regarding the CGI or its Affiliates (in each case, in respect of the BioPharma Business), initiated by (i) any Person; (ii) any Private Programs; (iii) any Governmental Authority, including the U.S. Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; or (iv) any self-regulatory authority or entity, alleging that any activity of CGI or its Affiliates (in each case, in respect of the BioPharma Business): (A) is in violation of any applicable information laws, (B) is in violation of any privacy agreements, (C) is in violation of any privacy policies, (D) is otherwise in violation of any person’s privacy, personal or confidentiality rights, or (E) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(n) Solely with respect to the BioPharma Business, neither CGI nor any of its directors, officers, Affiliates, or employees, nor, to the Knowledge of CGI, any of its agents or distributors or any other Person while acting on behalf of CGI has at any time (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. § 78dd, et seq. (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in violation of any provision of the U.K. Bribery Act of 2010 (the “U.K. Bribery Act”), (iv) violated any anti-bribery or anti-corruption Law in any foreign jurisdiction, (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any under any applicable Law addressing matters comparable to those addressed by the FCPA, the U.K. Bribery Act, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (vi) been subject to any investigation by any Governmental Authority with regard to any Prohibited Payment or (vii) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(o) Solely with respect to the BioPharma Business, each of CGI and its Affiliates has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA.

(p) Solely with respect to the BioPharma Business, since January 1, 2016, and except as would not have, or be expected to have, a material impact on CGI, CGI has filed complete and accurate reports as required under the federal Sunshine/Open Payments Law and all applicable state transparency Laws, including Laws requiring certifications of compliance with the Pharmaceutical Research and Manufacturers of America (“PhRMA”) code and other compliance program certifications.

(q) Solely with respect to the BioPharma Business, except as would not have, or be expected to have, a material impact on CGI, since January 1, 2016 CGI has not received written notice that it is subject to any pending or threatened investigation, claim, or enforcement action by FDA, HHS-OIG, private whistleblowers, CMS, VA, OIG, or DOJ, or any other state or Governmental Authorities pursuant to the Healthcare Laws. Solely with respect to the BioPharma Business, CGI has no Knowledge of any fact that would require CGI to restate or resubmit to the government any data reported under the Medicaid Rebate Statute, Medicare Part B Drug Pricing requirements, 340B Program requirements, Veterans Health Care Act of 1992, or the Medicare Part D Coverage Gap Discount Program to comply with such price reporting Laws, or refund any monies owed due to a resubmission or restatement.

(r) Solely with respect to the BioPharma Business, to the Knowledge of CGI there has been no non-coverage decision, material adverse change to any existing coverage determination, nor change in reimbursement or coverage policies which could have a material adverse effect on, cause, or result in a denial of reimbursement, with respect to any of CGI’s and its Affiliates’ products or services by CMS or its contractors (including but not limited to Medicare Administrative Contractors (MACs)), whether through a National Coverage Determination (NCD) or a Local Coverage Determination (LCD), nor a determination by CMS or a MAC that any of CGI’s or its Affiliates’ products or services (i) are considered non-covered services, and (ii) no existing coverage determination has been, is pending, nor has been threatened to be revoked or amended.

Section 5.20. Insurance. Section 5.20 of the CGI Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title, directors’ and officers’ liability and other forms of insurance owned, held by or otherwise applicable to the assets, properties or operations of CGI relating to or covering the BioPharma Business, and CGI has heretofore made available a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the assets, properties or operations of CGI for all periods prior to the Closing. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Such policies are sufficient, given the current state of CGI’s business, for compliance by CGI with (a) all requirements of applicable Law and (b) all BP Material Contracts to which CGI is a party, and CGI has complied in all material respects with the provisions of such policy under which CGI is an insured party. CGI is not in default under any of such insurance policies, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. CGI has not been refused any insurance or suffered the cancellation of any insurance with respect to the assets, properties or operations of the BioPharma Business by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years. There is no pending or, to the Knowledge of CGI, threatened material claims under any insurance policy relating to or covering the BioPharma Business.

Section 5.21. Gentris, LLC. Gentris, LLC is a Delaware limited liability company and a direct, wholly owned Subsidiary of CGI. Gentris, LLC has no material Liabilities and, upon the consummation of the Closing, will be Solvent.

Section 5.22. Information Technology; Data Privacy

(a) CGI has taken commercially reasonable steps to ensure the continued operation of the material software and databases included in the CGI Owned IP Rights included in the Purchased Assets, and all of its material computers, network components, operating systems, applications, databases and other information technology infrastructure and assets used in the BioPharma Business (collectively, the “IT Assets”), and to protect the security and confidentiality of its IT Assets and the material information and records stored on or accessed or transmitted using the IT Assets. Without limiting the foregoing, CGI has installed the most current versions and all available updates, relevant patches and vendor security recommendations (collectively, the “Updates”) with respect to all IT Assets and all IT Assets and applicable Updates are operating in a stable manner in accordance with their respective documentation. The IT Assets of CGI operate and perform in all material respects as is necessary and sufficient for the conduct of the business of CGI as currently conducted by them. To CGI’s Knowledge, the IT Assets are free from malicious code and do not contain any bugs, errors, vulnerabilities or problems that, in each case, would be expected to materially adversely affect the operation or use of any such IT Assets in the business of CGI. To CGI’s Knowledge, there has not been in the past three (3) years any material (i) unauthorized intrusions or breach of the security of the IT Assets, (ii) malfunction of the IT Assets or (iii) accidental or unauthorized access to, loss or misuse of Personal Data maintained by CGI. CGI has implemented commercially reasonable backups and security measures to duplicate, store and protect its material information that is stored in electronic form or media.

(b) CGI and, to the Knowledge of CGI, each of CGI’s data processors (“CGI’s Data Processors”), is in compliance in all material respects with all applicable Data Privacy Requirements with respect to the BioPharma Business. To CGI’s Knowledge, CGI is not under investigation by any Governmental Authority for a material violation of applicable Laws relating to data privacy or security, nor has CGI received any written complaint or inquiry related to its data privacy or security practices, in each case solely to the extent affecting the BioPharma Business. CGI and, to the Knowledge of CGI, each of the CGI’s Data Processors, has implemented and maintains commercially reasonable organizational, physical, administrative and technical measures substantially consistent with industry standards to protect the operation, confidentiality, integrity and security of all Personal Data or other sensitive business data against loss, theft, or unauthorized access, disclosure or use, in each case solely to the extent affecting the BioPharma Business. To CGI’s Knowledge, CGI has not experienced any security incident in which an unauthorized party accessed or acquired Personal Data or sensitive business data maintained by or on behalf of CGI affecting the BioPharma Business.

Section 5.23. Inventory. The Inventory, net of the reserves applicable thereto (as shown on the Business Records of CGI as of the Closing Date), is merchantable and fit for its intended use and is not defective. CGI has not made any explicit consignment or guaranteed sales of Inventory which would allow a customer to return any unsold Inventory to CGI, the Seller, or the Buyer following the Closing Date in any material amount or to receive a material credit or refund from CGI, the Seller or the Buyer following the Closing Date for any unsold Inventory. All items included in Inventory are the property of CGI, free and clear of Encumbrances, and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by Governmental Authorities.

Section 5.24. Brokers or Finders. Other than in respect of fees owed to RJA, neither CGI nor any Person acting on their behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement, other than CGI’s obligations to RJA.

Section 5.25. No Other Representations or Warranties; Reliance. Except for the representations and warranties contained in this Agreement, none of CGI, CGI’s Affiliates nor any other Person makes any express or implied representation or warranty on behalf of CGI or CGI’s Affiliates or any other Person, and each of CGI and CGI’s Affiliates hereby disclaims any such representation or warranty whether by CGI or its Affiliates.

Article 6

POST-CLOSING COVENANTS

Section 6.1. Consents and Filings; Reasonable Efforts.

After Closing, the Seller shall (i) within five (5) Business Days of Closing, terminate the Financing Statement filed with the Secretary of State of the State of Delaware and all other liens held by the Seller against CGI’s assets (including the Purchased Assets), and (ii) execute and deliver to the Buyer whatever other documents are reasonably necessary, in addition to the UCC termination statements required to be delivered by Seller at Closing, to evidence to any other governmental or regulatory filing agency the release of Seller’s security interest and conveyance of CGI’s title in the Purchased Assets. The Buyer’s counsel shall prepare and deliver to the Seller for its approval all such documents and shall thereafter file such documents on the Seller’s prior written approval to do so, which written approval shall not be unreasonably withheld or delayed. The Buyer shall bear any expense incurred in dealing with any domestic or foreign government or regulatory agency in transferring CGI’s right, title and interest in any of the Purchased Assets.

Section 6.2. CGI Consent; Diligence. CGI hereby consents to the sale by the Seller to the Buyer of its right, title and interest in the Purchased Assets on the terms set forth in this Agreement and CGI agrees to cooperate with the Seller and to execute whatever documents as are required by the Buyer to facilitate and complete the sale and transfer of all of its right, title, and interest in and to the Purchased Assets, free and clear of Encumbrances. Prior to the Closing, CGI has facilitated customers diligence calls between the Buyer and each of the parties listed on Section 6.2 of the CGI Disclosure Schedule in such a manner reasonably satisfactory to the Buyer (collectively, the “Customer Diligence Calls”).

Section 6.3. Employees.

(a) Not less than two (2) Business Days prior to the Transition Services Payroll End Date, the Buyer (or one of its Affiliates, such applicable entity, the “Employer”) shall offer at-will employment to those employees listed on Schedule 6.3 (collectively, the “Offered Employees”), subject to such employee’s continued employment through the Transition Services Payroll End Date, following consultation with and recommendations made by CGI. CGI shall permit the Buyer to extend those offers in the Buyer’s customary form (provided, however, that such offers to William Finger and Michael McCartney shall instead be in substantially the form of the employment agreement attached hereto as Exhibit L) and shall reasonably cooperate with the Buyer to deliver the documents associated with their hiring (“New Hire Documents”) not less than two (2) Business Days prior to the Transition Services Payroll End Date, such New Hire Documents to be effective immediately after the Transition Services Payroll End Date. The Offered Employees who accept employment with the Employer and execute and deliver their New Hire Documents shall be referred to herein as “Transferred Employees.” The Offered Employees who are not offered employment with or who do not accept employment with, or who do not execute and deliver their New Hire Documents to, the Employer shall be referred to herein as “Non-Transferred Employees.” Any Offered Employee who accepts employment with the Employer shall be deemed to have voluntarily resigned from employment with CGI, effective on the Transition Services Payroll End Date.

(b) During the period commencing on the Closing Date and ending on the Transition Services Payroll End Date (the “Transition Period”), Buyer shall, or shall cause an Affiliate of Buyer to, pay CGI for all premiums, fees and costs related to compensation and benefits provided to BP Employees during the Transition Period in accordance with the Transition Services Agreement.

(c) The Parties acknowledge and agree that, during the Transition Period, Buyer and its Affiliates may engage either or both of Jay Roberts and Glenn Miles in a consulting capacity, notwithstanding their employment with CGI and its Affiliates during such Transition Period, pursuant to a consulting agreement in substantially the form attached hereto as Exhibit M.

Section 6.4. Employee Benefits.

(a) Buyer shall pay (or reimburse CGI for any payment to) each Offered Employee for any compensation related to such Offered Employee’s involuntary termination of employment with CGI without cause following the Closing Date and on or prior to the Transition Services Payroll End Date, including without limitation severance pay and accrued unused vacation or paid time off (“PTO”) pay, as soon as commercially reasonable following such Offered Employee’s termination of employment with CGI (which, for vacation or PTO, shall be if and to the extent provided by CGI’s vacation or PTO policy (the “CGI PTO Policy”)); provided, however, that, such Offered Employee’s accrued unused vacation or PTO time accrued during any calendar year prior to 2019 shall not be paid by Buyer, but shall instead be paid by CGI. CGI shall pay each Transferred Employee for any accrued unused vacation or PTO pay (other than unused vacation and/or PTO time accrued during calendar year 2019 (“2019 PTO”)) as soon as possible following the Transition Services Payroll End Date if and to the extent provided by the CGI PTO Policy. Transferred Employees’ 2019 PTO shall not be paid by CGI, but shall instead be assumed by the Employer and provided and made available to Transferred Employees following the Transition Services Payroll End Date; provided, however, that the Parties shall cooperate in good faith to encourage each Offered Employee to draw down his or her 2019 PTO to the maximum extent possible during the Transition Period. Notwithstanding any such 2019 PTO, on and after the Transition Services Payroll End Date, the Transferred Employees shall be subject to the Buyer’s vacation policy. For the avoidance of doubt, Buyer shall make (or reimburse CGI for) any required payments of 2019 PTO to Offered Employees following the Closing Date and on or prior to the Transition Services Payroll End Date. Nothing in this Agreement shall limit the Buyer’s or CGI’s ability to modify the salary, wage level, or employee benefits or terminate the employment of any Transferred Employee (or, in the case of CGI, any employee) at any time and for any reason, including without cause, or obligate CGI to offer or provide severance pay to any employee except as such severance pay may have been required independent of this Agreement.

(b) Except as provided by the Transition Services Agreement and by Section 6.4(a), neither the Buyer nor any other Employer shall have any Liability with respect to any Non-Transferred Employee or Former Employee or retiree of CGI who is not a Transferred Employee, regardless of when such Liability arises or occurred (whether on, prior to or after the Transition Services Payroll End Date). For the avoidance of doubt, CGI shall remain solely responsible for providing all other COBRA coverage for BP Employees or Former Employees as a result of “qualifying events” (as defined in COBRA) occurring on or prior to the Transition Services Expiration Date, and neither the Buyer nor any other Employer shall have any responsibility to offer COBRA coverage to any BP Employee or Former Employee or retiree of CGI who has a “qualifying event” under a CGI Benefit Plan on or prior to the Transition Services Payroll End Date. Except as expressly provided in Section 2.3(a) or this Section 6.4, or by the Transition Services Agreement, CGI shall be solely responsible for the payment of all employee benefits and compensation (including any applicable and legally required severance pay, vacation or PTO pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of CGI’s employees, Former Employees or retirees under any CGI Benefit Plan; and Buyer and/or its Affiliates shall be solely responsible for the payment of all employee benefits and compensation (including any applicable and legally required severance pay, vacation or PTO pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses, retirement and any other benefits, premiums, claims and related costs) with respect to all Transferred Employees under agreements, benefit plans and/or arrangements of Buyer or any Affiliate of Buyer. Except as expressly provided in Section 2.3(a) or this Section 6.4 or the Transition Services Agreement, neither the Buyer nor any other Employer shall assume any Liability with respect to any CGI Benefit Plan without regard to when such Liability arises.

(c) Notwithstanding anything in this Agreement to the contrary, (i) no Transferred Employee, and no other BP Employee or other employee of any of CGI’s Affiliates or any other current or Former Employee, director or other service provider of CGI or any of its Affiliates, shall be deemed to be a third-party beneficiary of this Agreement, (ii) nothing in this Agreement is intended to confer upon any current or Former Employee or Transferred Employee or Non-Transferred Employee or any other person any right to employment or continued employment for any period of time, or any right to any particular term or condition of employment or interfere with or restrict in any way the rights of the Buyer which rights are hereby expressly reserved, to discharge or terminate the services of any Transferred Employee at any time for any reason whatsoever, with or without cause; and (iii) nothing in this Agreement shall be deemed or construed to be an amendment or other modification of any CGI Benefit Plan or any Buyer compensation or benefit plan, program, policy or arrangement.

(d) CGI shall cause the accounts of all Transferred Employees under CGI’s 401(k) Plan (the “CGI 401(k) Plan”) to become fully vested as of the day immediately preceding the Transition Services Payroll End Date. Buyer shall cause its or the Employer’s 401(k) plan to accept rollovers from the CGI 401(k) Plan by a Transferred Employee if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.

(e) CGI and Buyer agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B.320 (Aug. 18, 2004) for wage reporting with respect to the Transferred Employees.

(f) The Buyer shall, or shall cause its Affiliates, to cause each employee benefit plan maintained by the Buyer or its Affiliates, to recognize the service of each Transferred Employee with CGI through the Transition Services Payroll End Date for purposes of eligibility, vesting and benefit levels (but not benefit accrual purposes), except to the extent such service credit would result in duplication of benefits.

(g) To the extent that Buyer desires that CGI permit Transferred Employees to continue to be covered under one or more BP Benefit Plans following the Transition Services Payroll End Date (but not for a period extending past December 31, 2019), the Parties shall reasonably cooperate to effectuate the same; provided, however, that it is understood by the Parties that the ability to extend certain insured coverages may require the consent of third parties, such as insurance carriers; and provided, further that Buyer shall agree to indemnify CGI and otherwise be liable for the costs of all such benefits provided to Transferred Employees (and their dependents) and reasonable administrative costs and expenses incurred by CGI.

(h) Except to the extent (i) required by applicable Law, (ii) reasonably required to effectuate this Agreement and/or the Transition Services Agreement or (iii) required by any BP Benefit Plan as in effect on the date of this Agreement, CGI shall not, during the period beginning on the Closing Date and ending on the Transition Services Payroll End Date, without the prior written consent of Buyer, (A) increase the compensation or benefits of any BP Employee, (B) grant any severance, change of control, retention, termination or similar compensation or benefits to any BP Employee, (C) amend, adopt, establish, agree to establish, enter into or terminate any BP Benefit Plan or collective bargaining agreement or other labor union contract with respect to any BP Employee, (D) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any BP Benefit Plan, (E) transfer the employment of any employee from a status in which such employee would have been a BP Employee to a status in which such employee will not be a BP Employee, (F) transfer the employment of any employee from a status in which such employee would not have been a BP Employee to a status in which such employee will be a BP Employee or (G) terminate any BP Employee (other than for cause) or hire any BP Employee.

Section 6.5. Distribution of Excess Proceeds. Effective from and after the Closing, CGI shall not distribute any excess proceeds received pursuant to Section 2.8(c) received from, or on behalf of, the Seller or pursuant to the Excess Consideration Note to its direct or indirect stockholders in violation of applicable Law or applicable fiduciary duties of the CGI Board of Directors.

Section 6.6. Restrictions on CGI’s Dissolution and Distributions.

(a) CGI shall not dissolve or adopt a plan of dissolution or liquidation until the later of (i) CGI’s payment, or adequate provision for the payment, of all of its Tax obligations and Retained Liabilities; or (ii) the lapse of more than five (5) years after the Closing Date.

(b) CGI shall not make any distribution, or issue dividends of the proceeds received pursuant to this Agreement until at least thirty (30) days after the completion of all adjustment procedures contemplated by Section 2.9(a) and Section 2.10.

Section 6.7. Removing Excluded Assets. Within ninety (90) days after the Closing Date, CGI shall, at its sole cost and expense, remove all Excluded Assets from all facilities and other owned real property and Leased Real Property to be occupied by the Buyer. Such removal shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by the Buyer after the Closing. Should CGI fail to remove the Excluded Assets as required by this Section, the Buyer shall have the right, but not the obligation, to (a) remove the Excluded Assets at CGI’s sole cost and expense, payable via offset against the Excess Consideration Note, if the Excluded Assets have been identified by the Buyer within sixty (60) days of the Closing; (b) store the Excluded Assets and to charge CGI all storage costs associated therewith; (c) treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.

Section 6.8. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) Non-Competition. For a period of three (3) years after the Closing Date (the “Restricted Period”), CGI shall not directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any business or enterprise which distributes, provides, renders or sells products or services which compete with the BioPharma Business in any respect. For the avoidance of doubt, the Parties acknowledge and agree that the Clinical Business and the Discovery Business do not compete with the BioPharma Business in any respect.

(b) Non-Solicitation. During the Restricted Period, CGI shall not, and shall not permit its Affiliates to, directly or indirectly, through another Person or entity:

(i) solicit the business of any Person who is a customer of the Buyer or its Affiliates for services relating to the BioPharma Business (for the avoidance of doubt, this restriction shall not apply with respect to solicitation for services relating to the Clinical Business or the Discovery Business);

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Buyer or any of its Affiliates to cease doing business with the Buyer or any of its Affiliates, to deal with any competitor of the Buyer or any of its Affiliates or in any way interfere with its relationship with the Buyer or any of its Affiliates;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of CGI on the Closing Date or within the two years preceding the Closing Date to cease doing business with Buyer or its related persons, to deal with any competitor of the Buyer or its Affiliates or in any way interfere with its relationship with the Buyer or its Affiliates; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of the Buyer or its Affiliates or in any way interfere with the relationship between the Buyer or its Affiliates and any of their respective employees or independent contractors.

(c) Non-Disparagement. After the Closing Date, CGI will not and will not cause its Affiliates to disparage the Buyer or IDXG or any of their stockholders, directors, officers, employees, agents or Affiliates, and the Buyer and IDXG will not and will cause its Affiliates not to disparage CGI or any of its stockholders, directors, officers, employees, agents or Affiliates.

Section 6.9. Customer and Other Business Relationships. After the Closing, CGI will cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of CGI existing prior to the Closing and relating to the business to be operated by the Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. CGI will refer to the Buyer all inquiries relating to such business. Neither CGI nor any of its officers, employees, or agents shall take any action that would tend to diminish the value of the Purchased Assets after the Closing or that would interfere with the BioPharma Business to be engaged in by the Buyer after the Closing, including disparaging the name or business of the Buyer.

Section 6.10. Change of Name; License of Name

(a) Subject to Section 6.10(b), prior to the four (4) month anniversary of the Closing Date or such other time as required pursuant to applicable Laws, CGI shall amend its governing documents and take all other actions necessary to change its name from “Cancer Genetics, Inc.” to one sufficiently dissimilar to CGI’s present name, in the Buyer’s judgment, to avoid confusion. Following Closing, but subject to Section 6.10(b) and the requirements of the Transition Services Agreement, CGI shall cease the use of its present name (including on samples, equipment and packaging) except to the extent reasonably necessary and approved by Buyer in writing for CGI to wind down its affairs. CGI shall take all actions reasonably requested by the Buyer to enable the Buyer to use CGI’s present name.

(b) Following the Closing, the Buyer hereby grants CGI a fully-paid up, limited, royalty-free, non-assignable, non-sublicensable license to use certain trademarks and domain names pursuant to the terms set forth in the Transition Services Agreement.

Section 6.11. Cooperation With Financial Statements. CGI, on the one hand, and the Buyer and IDXG, on the other hand, shall provide all necessary cooperation, including providing applicable data, in respect of the preparation of historical and pro forma financial statements for the Purchased Assets as required by Item 9.01 of Form 8-K and any other Securities and Exchange Commission Filings made by the Buyer or IDXG, or CGI, as applicable, with respect to the transaction contemplated hereby, for a period not to exceed nine (9) months from the Closing Date.

Section 6.12. Collection of Purchased Accounts Receivable.

(a) CGI shall provide such assistance to the Buyer as the Buyer may reasonably request in connection with the Buyer’s efforts to collect any Purchased Accounts Receivable, and shall promptly (but in no event later than three (3) Business Days after receipt thereof) deliver to the Buyer (i) any cash, checks or other property that CGI receives following the Closing to the extent relating to the Purchased Accounts Receivable or other Purchased Assets or the BioPharma Business, and (ii) a true copy of any notice of a dispute as to the validity or enforceability of any Purchased Accounts Receivable received from the debtor thereof.

(b) CGI hereby constitutes and appoints the Buyer and its successors and assigns the true and lawful attorney in fact of CGI with full power of substitution, in the name of the Buyer, or the name of CGI, to collect the Purchased Accounts Receivable, and to endorse, without recourse, checks, notes and other instruments constituting or relating to the Purchased Accounts Receivable in the name of CGI. The foregoing power is coupled with an interest and shall be irrevocable by CGI, directly or indirectly, whether by the dissolution of CGI or in any manner or for any reason.

Section 6.13. Tax Matters. The Buyer shall pay in a timely manner all applicable sales, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements (which, for the avoidance of doubt, are Retained Liabilities), including expenses and fees relating to registering Purchased Intellectual Property in the name of the Buyer or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Buyer, the Purchased Assets or the Seller. CGI shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided that the Buyer will be permitted to prepare and file any such Tax Returns that are the primary responsibility of the Buyer under applicable Law.

Section 6.14. Termination of Liens. On the Closing Date, and subject to the Buyer’s delivery of any funds or documents that it is required to deliver under Section 2.7(b) or Section 2.8, the Buyer is authorized by the Seller to terminate all Encumbrances upon the Purchased Assets by filing UCC-3 termination statements.

Section 6.15. Confidentiality.

(a) Effective upon the Closing, the confidentiality obligations of the Buyer and its Affiliates under the confidentiality provisions of that certain Letter of Intent between CGI, IDXG and the Seller, dated June 13, 2019, as amended from time to time will terminate automatically with respect to all Confidential Information. From and after the Closing, CGI and the Seller each will, and will cause each of their respective Affiliates and Representatives (including with respect to CGI, the buyer of the Clinical Business and all counterparties to non-disclosure agreements covering the BioPharma Business) (collectively, its “Restricted Persons”) to maintain and enforce the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information. Effective upon the Closing, any applicable standstill agreement between IDXG and CGI shall terminate in its entirety.

(b) Except as contemplated by Section 6.16, the Buyer, CGI and the Seller shall not, and the Buyer, CGI and the Seller shall cause their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement; (iii) to any potential equity or debt financing source of the Buyer, subject to entry into customary confidentiality obligations; (iv) to the limited partners of the Seller and (v) as permitted in accordance with Section 6.15(c) of this Agreement. Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 6.15 and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(c) Except as contemplated by Section 6.16, if a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty, provided, however, that in the event of litigation against a party, the party may disclose only to the extent that, in the reasonable opinion of its counsel, is necessary to defend such party.

Section 6.16. Public Announcements. Notwithstanding anything to the contrary in the foregoing, for purposes of securities Law compliance, each Party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior approval of the other Parties, except that each Party reserves the right, without each other Party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the disclosing Party agrees to use reasonable efforts to advise the other Parties prior to making such disclosure). Any other public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Buyer determines after consultation with the Seller and CGI. The Buyer and CGI will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the BioPharma Business will be informed of the transactions contemplated by this Agreement, and the Buyer has the right to be present for any such communication.

Section 6.17. Assistance in Proceedings; Cooperation.

From and after the Closing, at the reasonable request of the Buyer, on the one hand, or the Seller or CGI, on the other hand, and subject to customary confidentiality restrictions, the Seller and CGI or the Buyer, as applicable, shall and will cause its respective Affiliates and advisors to reasonably cooperate with the Buyer or the Seller or CGI, as applicable, and its counsel in the contest or defense of, and make reasonably available its personnel and provide any testimony and reasonable access to its books and records, during normal business hours on at least three Business Days’ prior written notice in connection with, any Proceeding involving or relating to (a) any of the transactions contemplated by this Agreement or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the BioPharma Business; provided, that, the Buyer shall reimburse the Seller, CGI and their respective Affiliates, and the Seller or CGI, as applicable, shall reimburse the Buyer, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.

Section 6.18. Further Assurances; Non-Assignable Assets.

(a) Subject to the other express provisions of this Agreement, the Parties will, and will cause their respective Affiliates to, cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (i) to furnish, or cause to be furnished, upon reasonable request to each other and to their respective Affiliates such further information, (ii) to execute and deliver, or cause to be executed and delivered, to each other and to their respective Affiliates such other documents and (iii) to do, or cause to be done, such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

(b) In furtherance of the foregoing, from and after the Closing Date, and from time to time at the request of each other Party, the Buyer shall, and shall cause its respective Affiliates to, and the Seller and CGI each shall, and shall cause its respective Affiliates to, without further consideration (except as otherwise provided herein), execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to the Ancillary Agreements and take such other action as may reasonably be necessary to consummate the transactions contemplated in this Agreement (including fully vesting in the Buyer rights to, title in and ownership of CGI’s interest in the Purchased Assets and, in the case of CGI, to place the Buyer in actual possession and operating control thereof), to register such transaction with any relevant Governmental Authorities, and to facilitate the efficient and expeditious transfer of all regulatory approvals and clearances as required by FDA. From and after the Closing Date, in the event that CGI or any of its respective Affiliates owns or has any interest in any tangible assets which are used by (or reasonably expected to be used) and required for the BioPharma Business, the Parties will work together in good faith to transfer such tangible assets (or interests therein) as are used by (or reasonably expected to be used) and required for the BioPharma Business as soon as practicable to the Buyer in a manner consistent with the terms of this Agreement or take such other commercially reasonable action as is necessary to effect this Agreement.

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any asset, property or right to the Buyer or any of its Subsidiaries (provided, that this Section shall not affect whether any asset, property or right shall, once any required consent or waiver is obtained, be deemed to be an Purchased Asset for any other purpose under this Agreement) or for the Buyer or any of its Subsidiaries and their respective successors and assigns to assume any Assumed Liabilities which by its terms or by Law is not transferable or assignable, as applicable, without the consent or waiver of a third party or is cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party, in each case unless and until such consent or waiver shall have been obtained (collectively, the “Non-Assignable Assets”).

(d) CGI and the Buyer shall use commercially reasonable efforts to obtain, or to cause to be obtained, any consent or waiver that is required for the Seller or CGI, as applicable, to sell, transfer, assign, convey and deliver the Purchased Assets to the Buyer pursuant to this Agreement. Notwithstanding anything to the contrary herein, if the third party to any Purchased Asset conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee or other consideration, or the provision of additional security (including a guaranty), CGI shall be required to make any such payments and to provide any such additional security (other than in the case of governmental fees required for the transfer, which shall be assumed and borne by the Buyer); provided, further, that, at the Buyer’s request, CGI shall reasonably cooperate with the Buyer in connection with satisfying such conditions or requirements as necessary to obtain the consent of such third party. To the extent permitted by applicable Law, in the event any such consent or waiver cannot be obtained prior to the Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by CGI, for the benefit of the Buyer, and all benefits and obligations existing thereunder shall be for the Buyer’s account, (ii) for so long as CGI satisfies its obligations pursuant to the foregoing clause (i) and the following clause (iii), the Buyer shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of CGI, as applicable) all of the covenants and obligations such Person incurred after the Closing with respect to such Non-Assignable Assets, (iii) CGI shall take or cause to be taken, subject to the second sentence of this Section 6.18(d), such reasonable actions in its name or otherwise as the Buyer may reasonably request so as to provide the Buyer with the benefits of such Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and promptly pay over to the Buyer all money or other consideration received by it in respect of such Non-Assignable Assets, and (iv) the Buyer and CGI shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the Ancillary Agreements. If and when such consent or waiver is obtained, CGI shall sell, transfer, assign, convey and deliver such Non-Assignable Asset to the Buyer or its applicable Subsidiaries for no additional consideration.

Section 6.19. [RESERVED]

Section 6.20. [RESERVED]

Section 6.21. BP Subsidiaries. Each BP Subsidiary will use any proceeds it receives in connection with this Agreement, and the transactions related hereto, solely to pay off its outstanding Liabilities, if any.

Section 6.22. Shareholders’ Meetings.

(a) IDXG shall take all action necessary in accordance with applicable Law, the IDXG Charter, and the IDXG Bylaws to duly give notice of, convene and hold a meeting of the shareholders of IDXG (the “IDXG Shareholders’ Meeting”) to obtain the approval of the shareholders of IDXG of the Ampersand Conversion Right (the “IDXG Shareholder Approval”). IDXG will, through the IDXG Board, recommend that the IDXG shareholders approve the Ampersand Conversion Right and will use commercially reasonable efforts to solicit from the IDXG shareholders proxies in favor of approval of the Ampersand Conversion Right and to take all other action necessary or advisable to secure the vote or consent of the IDXG shareholders required by the rules of the Nasdaq or applicable Law to obtain such approvals.

(b) IDXG shall use commercially reasonable efforts to schedule and hold the IDXG Shareholders’ Meeting as promptly as practicable after the date hereof and in any event no later than September 30, 2019; provided IDXG, may, after consultation with CGIX, postpone, recess or adjourn the IDXG Shareholders’ Meeting, and, if applicable, set a new record date for such meeting, (i) if there are not sufficient affirmative votes present in person or by proxy at such meeting to obtain the IDXG Shareholder Approval, and IDXG shall use commercially reasonable efforts in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the IDXG Board has determined in good faith after consultation with outside counsel is necessary under applicable NASDAQ Law and for such supplemental or amended disclosure to be disseminated and reviewed by the IDXG shareholders prior to the IDXG Shareholders’ Meeting.

Section 6.23. Ampersand Transaction. IDXG shall apply the proceeds obtained by IDXG and its Affiliates from the Ampersand Initial Closing pursuant to the Ampersand Financing Documents to fund the Buyer to enable the Buyer to consummate (and IDXG shall cause the Buyer to so consummate) the transactions contemplated by this Agreement at the Closing, and upon the maturity of the Excess Consideration Note, the IDXG Shareholder Approval and the consummation of the Ampersand Second Closing, shall cause the repayment thereof in accordance with its term.

Section 6.24. June Inventory. Within forty-five (45) days after Closing, CGI shall provide to Buyer a complete and accurate listing of all Inventory as of June 30, 2019.

Section 6.25. Adequacy of Consideration; Waivers

(a) CGI’s agreement to enter into this Agreement is voluntary and has not been induced by coercion of any type. CGI acknowledges and agrees that (i) the sale process run by CGI’s investment bank, RJA, was a full and complete sale process, conducted appropriately and designed to elicit interest in a pool of potential buyers or investors in CGI, its Subsidiaries, and/or all or a portion of the assets thereof, including the Purchased Assets, and (ii) since December 18, 2018, (x) there is no higher or otherwise better offer than the offer for the Purchased Assets provided by the Buyer under this Agreement, and (y) the Purchase Price and Assumed Liabilities represent fair market value and reasonably equivalent value for the Purchased Assets.

(b) CGI hereby acknowledges and agrees that in connection with the Private Sale Transaction, the applicable amounts reflected in the Funds Flow are reasonable transaction costs and expenses of sale and collection that, upon payment of such amount to RJA and Lowenstein, respectively, at Closing, CGI agrees that Seller may and will add such amount to the “Obligations” (as defined in the PFG Loan and Security Agreement) and that, in the event disgorgement of said amount or any portion thereof, is ever ordered against Seller or RJA, CGI shall indemnify Seller to the extent required by the PFG Loan and Security Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, CGI irrevocably waives (i) any right to redeem all or any of the Purchased Assets under the UCC or any other applicable Law; (ii) any objection to the commercial reasonableness of the sale of the Purchased Assets contemplated by this Agreement; (iii) any objection to or other rights regarding the commercial reasonableness of, any defect in, or any aspect of, the exercise by the Seller of its rights under Article 9 of the UCC, the Loan Documents and any other applicable Law with respect to the transactions contemplated by this Agreement, and (iv) any objection to the adequacy of the consideration to be provided by the Buyer for the Purchased Assets under this Agreement.

(d) CGI hereby consents to the disposition of the Purchased Assets as contemplated hereunder, and waives any and all notices of disposition of the Collateral under Section 9-611 of the UCC and consents to any such disposition even if it occurs on less than 10 days’ notice to CGI or others. CGI also hereby waives any and all other rights under the UCC with respect to the disposition of the Purchased Assets.

(e) CGI hereby irrevocably releases and forever discharges the Seller and its administrators, successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, Affiliates, and each of them (collectively, the “Seller Releasees”) from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, which the releasing party now has or at any time may hold, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Agreement (collectively, the “Seller Claims”), other than rights or claims arising under this Agreement and the Ancillary Agreements.

(f) CGI hereby irrevocably releases and forever discharges the Buyer and its administrators, successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, Affiliates, and each of them (collectively, the “Buyer Releasees” and, collectively with the Seller Releasees, the “Releasees”) from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, which the releasing party now has or at any time may hold, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Agreement (collectively, the “Buyer Claims” and, collectively with the Seller Claims, the “Claims”), other than rights or claims arising under this Agreement and the Ancillary Agreements.

(g) CGI waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California. CGI understands that the facts in respect of which the releases made in this Section are given may hereafter turn out to be other than or different from the facts in that connection now known or believed by CGI to be true; and CGI hereby accepts and assumes the risk of the facts turning out to be different and agrees that this Agreement shall be and remain in all respects effective and not subject to termination or rescission by virtue of any such difference in facts. Section 1542 of the Civil Code of the State of California reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Article 7

INDEMNIFICATION

Section 7.1. Indemnification by the Seller. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, THE SELLER AND CGI SHALL HAVE NO LIABILITY TO THE BUYER FOR ANY INDEMNIFICATION OBLIGATION. Subject to this limitation and as expressly set forth in Section 7.8, the Seller will indemnify and hold harmless the Buyer and its Affiliates and their respective directors, officers, equity owners, employees and other Representatives (collectively, the “Buyer Indemnified Parties”) from and against, and will pay to the Buyer Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Buyer Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement to which it is a party or in any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement; and

(c) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (b) above.

Section 7.2. Indemnification by the Buyer. Subject to the limitations expressly set forth in Section 7.8, the Buyer will indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, equity owners, employees and other Representatives (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Buyer contained in this Agreement, the Buyer Disclosure Schedule, any Ancillary Agreement or in any certificate, delivered by the Buyer pursuant to this Agreement or any Ancillary Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Buyer contained in this Agreement, the Buyer Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Buyer pursuant to this Agreement or any Ancillary Agreement;

(c) any Assumed Liability; and

(d) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (c) above.

Section 7.3. Indemnification by CGI. Subject to the limitations as expressly set forth in Section 7.5(d)(ii), Section 7.8 and the last sentence in Section 5.8, CGI will indemnify and hold harmless the Buyer Indemnified Parties from and against, and will pay to the Buyer Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Buyer Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any nonfulfillment, nonperformance or other breach of any covenant or agreement of CGI or Gentris, LLC in this Agreement or any Ancillary Agreement;

(b) litigation costs relating to any claims or Proceedings by any creditors of CGI or its Affiliates (other than SVB and PFG and Assumed Liabilities) (the “Creditor Litigation Cost Indemnification Obligation”);

(c) any inaccuracy in or breach of any representation or warranty contained in Section 5.19 (Healthcare Compliance; Regulatory Compliance);

(d) any Retained Liability (whether or not disclosed in the CGI Disclosure Schedule or otherwise disclosed to or known by the Buyer or any of its Representatives), arising from or relating to the ownership or operation of the BioPharma Business or the Purchased Assets before the Closing that is not an Assumed Liability;

(e) any inaccuracy in or breach of any representation or warranty contained in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authority; No Violation) and Section 5.17 (Title to Assets; Tangible Personal Property); and

(f) any Proceeding, demands or assessments incidental to any of the matters set forth in clauses (a) through (e) above.

Section 7.4. Holdback. In the event that the Excess Consideration Note matures and is required to be paid in accordance with its terms prior to the date that is six (6) months after the date hereof, the Buyer shall be entitled to reduce the amount paid to CGI at such time under the Excess Consideration Note by, and to deposit with the Buyer or its Affiliates in separate accounts, (I) an amount equal to (x) the Holdback, less (y) the sum of any payments previously satisfied via set-off against the Excess Consideration Note under and in accordance with the terms of this Article 7, and (II) an amount equal to the AR Holdback, to the extent applicable, in accordance with and subject to the terms of Section 2.10. Thereafter the Buyer shall be entitled to set-off against the Holdback any amounts due pursuant to the terms of this Article 7. On the date that is six (6) months after the date hereof, any amounts then remaining in the Holdback shall be promptly released to CGI in immediately available funds and deposited in such account designated by CGI in writing, subject to the holdback by the Buyer of amounts due in respect of any then pending indemnification claims (as calculated and determined in the Buyer’s reasonable good faith judgment). Such held back amounts, or a portion thereof, as applicable, shall thereafter be released to CGI or the Buyer, as applicable, as promptly as practicable after, and consistent with, the final resolution of such pending indemnification claims in immediately available funds and deposited in such account designated by CGI or the Buyer, as applicable, in writing.

Section 7.5. Claim Procedure. A party that seeks indemnity under this Article 7 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(a) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(b) If the Indemnifying Party fails to take either of the foregoing actions within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(c) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 7.6.

(d) Any indemnification of the Seller Indemnified Parties pursuant to this Article 7 will be effected by wire transfer of immediately available funds from the Buyer to an account designated by the Seller. Any indemnification of the Buyer Indemnified Parties pursuant to this Article 7 will be:

(i) as against the Seller, effected by wire transfer of immediately available funds from the Seller to an account designated by the Buyer, or

(ii) as against CGI, notwithstanding anything to the contrary herein or otherwise, effected in the following order: (a) by offset against the Excess Consideration Note (if then outstanding), (b) by reduction of the Holdback (to the extent then available) and (c) directly against CGI and effected by wire transfer of immediately available funds from CGI to an account designated by the Buyer, in each case solely to the extent any disputed amounts have been finally determined pursuant to a final non-appealable Judgment.

(e) The foregoing indemnification payments and transfers will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 7.5(b) if an Objection Notice has not been timely delivered in accordance with Section 7.5(a) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 8.11 (“Final Determination”) if an Objection Notice has been timely delivered in accordance with Section 7.5(b).

Section 7.6. Third Party Claims.

(a) Without limiting the general application of the other provisions of this Article 7, if another Person not a party to this Agreement alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 7. If the Indemnified Party seeks indemnity under this Article 7 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within thirty (30) days after the Indemnified Party has received written notice of the commencement or threat of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has been materially prejudiced by the delay or other deficiency.

(b) Within thirty (30) days after the Indemnified Party’s delivery of a Claim Notice under this Section 7.6, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i) acknowledges in writing to the Indemnified Party that any Losses (excluding punitive damage) that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 7 except to the extent of a final judgment that finds that the Indemnified Party acted with gross negligence or willful misconduct and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii) retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

(c) However, if the Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to materially adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) - (C), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(d) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 7.6(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. For avoidance of doubt, it is expressly understood that Seller has no obligation whatsoever to assume, control or otherwise defend a Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim promptly upon the determination that the Indemnified Party is entitled to indemnification by the Indemnifying Party pursuant to this Agreement to be satisfied solely to the extent set forth in Section 7.8 below. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(e) The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

Section 7.7. Survival.

(a) All representations and warranties of the Seller contained in this Agreement and the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.3 (No Conflict), Section 3.4 (Security Interest; Foreclosure Rights) and Section 3.6 (Brokers or Finders) of this Agreement will survive the Closing until the fifth anniversary of the Closing Date. All representations and warranties of CGI and Gentris, LLC contained in this Agreement as qualified by the CGI Disclosure Schedule, any Ancillary Agreement or in any certificate delivered by CGI and/or Gentris, LLC pursuant to this Agreement will terminate upon the Closing; provided, however, that the representations and warranties set forth in Section 5.19 (Healthcare Compliance; Regulatory Compliance) shall survive until the Transition Services Expiration Date; and, provided, further, however that the representations and warranties set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authority; No Violation) and Section 5.17 (Title to Assets; Tangible Personal Property) shall survive the Closing indefinitely. All covenants contained in this Agreement will survive the Closing until fully performed; provided, however, that the Creditor Litigation Cost Indemnification Obligation will survive the Closing until the third anniversary of the Closing Date; provided, further, that the statute of limitations for a claim for breach of Contract in Section 8106 of the Delaware General Corporation Law, as amended, shall not apply.

(b) All claims for indemnification under this Article 7 must be asserted prior to the expiration of the applicable survival period set forth in Section 7.7(a). If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

Section 7.8. Limitations on Liability.

(a) Nothing in this Agreement will limit the Liability of a Party to the other party for fraud or willful misconduct by such Party.

(b) Notwithstanding anything in this Agreement to the contrary, if any representation and warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation and warranty for purposes of (i) determining whether there has been a breach of or inaccuracy in such representation or warranty and (ii) calculating the amount of Losses resulting from, arising out of, or relating to such breach or inaccuracy for purposes of this Article 7.

(c) In no event will any party which is a signatory to this Agreement be liable under this Agreement to any other party or other Person for special, incidental, punitive or consequential damages (including lost profits) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement regardless of whether the nonperforming party was advised of the possibility of such damages or not. The exclusion of special, incidental, punitive or consequential damages as set forth in the preceding sentence will not apply to any such damages recovered by third parties against a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, in connection with Losses that may be indemnified under this Agreement.

(d) Except for fraud, adjustment payments pursuant to Section 2.9 and Section 2.10 and recovery against the Excess Consideration Note and the Holdback, this Article 7 shall be the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for monetary damages with respect to any and all claims relating to this Agreement, any Ancillary Agreement or the transactions contemplated by this Agreement or the Ancillary Agreements.

(e) The Buyer Indemnified Parties and the Seller Indemnified Parties shall not be entitled to indemnification under Section 7.3(c) or Section 7.2(a), respectively, unless the aggregate of the Indemnifying Party’s indemnification obligations under Section 7.3(c) or Section 7.2(a), as applicable, exceeds One Hundred Sixty Two Thousand Seven Hundred Fifty U.S. Dollars ($162,750) (the “Tipping Basket”), in which event the Indemnifying Party shall be required to pay to the Indemnified Party and be liable for all such Losses from the first dollar of such Losses. This Section 7.8(e) shall not apply to any breaches of the Fundamental Representations or to breaches or inaccuracies of the representations and warranties set forth in and under Section 7.3(e).

(f) Except for fraud, the Buyer Indemnified Parties shall not be entitled to indemnification under:

(i) Section 7.3(b) for any amounts in excess of Three Hundred and Fifty Thousand Dollars ($350,000); and

(ii) Section 7.3(c) for any amounts in excess of Seven Hundred and Thirty-Five Thousand Dollars ($735,000).

(g) Except for fraud, no party can recover under this Article 7 an amount in excess of such portion of the Purchase Price actually received by CGI, including the amount of the Excess Consideration Note.

Section 7.9. Exercise of Remedies by Buyer Indemnified Parties Other Than the Buyer. No Buyer Indemnified Party (other than the Buyer or any successor or assignee of the Buyer) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer (or any successor or assignee of the Buyer) consents to the assertion of the indemnification claim or the exercise of such other remedy.

Article 8
GENERAL PROVISIONS

Section 8.1. Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), or (b) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

To the Seller:

Partners for Growth IV, L.P.
Attention: Andrew Kahn
1751 Tiburon Blvd
Tiburon, California 94920
Telephone: 415-912-5894
Email: andrew@pfgrowth.com

with a copy (which shall not constitute notice) to:

Levy, Small & Lallas
Attention: Leo D. Plotkin
815 Moraga Drive
Los Angeles, California 90049-1633
Telephone: 310-471-3000
Email: lplotkin@lsl-la.com

  To the Buyer or IDXG:

Interpace Diagnostics Group, Inc.
Interpace BioPharma, Inc.
c/o Morris Corporate Center 1, Building C
300 Interpace Parkway
Parsippany, New Jersey 07054
Attention: Jack E. Stover, President & CEO
Telephone: 412-224-6100
Email: jstover@interpacedx.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
Attention: Merrill M. Kraines, Esq.
The New York Times Building
37th Floor
620 Eighth Avenue
New York, New York 10018
Telephone: 212-808-2711
Facsimile: 212-286-9806
Email: krainesm@pepperlaw.com

To CGI:

Cancer Genetics, Inc.
Attention: Jay Roberts, President & CEO
201 Route 17 North, 2nd Floor
Rutherford, New Jersey 07070
Telephone: 201-528-9200
Facsimile: 201-528-9201
Email: Jay.Roberts@CGI.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
Attention: Samiul E. Khan
1251 Avenue of the Americas
New York, New York 10020
Telephone: 973.597.6372
Email: skhan@lowenstein.com

Section 8.2. Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 8.3. Waiver; Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 8.4. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, the Ancillary Agreements, and the other documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 6.15.

Section 8.5. Assignment; Successors; No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that the Seller and CGI may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. No party may delegate any performance of its obligations under this Agreement, except that the Buyer may at any time delegate the performance of its obligations to any Affiliate of the Buyer so long as the Buyer remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 8.6. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 8.7. Exhibits; Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule, CGI Disclosure Schedule and the Buyer Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule, CGI Disclosure Schedule or the Buyer Disclosure Schedule qualifies other sections and paragraphs in this Agreement where such disclosure would be appropriate and the appropriateness of such disclosure to such other section(s) is reasonably apparent on its face from a reading of such disclosure. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 8.8. Interpretation. In the negotiation of this Agreement, each Party has received advice from its own attorney. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision.

Section 8.9. Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement (including the interpretation thereof, whether arising in Contract, tort or at equity) and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 8.10. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the Parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each Party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 8.11. Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Courts in the state of Delaware. Each of the Parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.11, however, affects the right of any Party to serve legal process in any other manner permitted by Law.

Section 8.12. Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 8.13. Expenses. Except as otherwise provided in this Agreement (or, with respect to PFG’s expenses, as provided in the Funds Flow), each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 8.14. No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 8.14.

Section 8.15. Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

IN WITNESS WHEREOF, the Buyer, the Seller and CGI have caused this Agreement to be duly executed and delivered as of the day and year first above written.

THE SELLER:

Partners for Growth IV, L.P.,
a Delaware limited partnership

By:	/s/ Philip Lawson
Name:	Philip Lawson
Its:	Manager, Partners for Growth IV LLC
its General Partner

THE BUYER:

INTERPACE BIOPHARMA, INC.,
a Delaware corporation

By:	/s/ Jack Stover
Name:	Jack Stover
Its:	President & Chief Executive Officer

IDXG:

INTERPACE DIAGNOSTICS GROUP, INC.,
a Delaware corporation

By:	/s/ Jack Stover
Name:	Jack Stover
Its:	President & Chief Executive Officer

CGI:

CANCER GENETICS, INC.,
a Delaware corporation

By:	/s/ John A. Roberts
Name:	John A. Roberts
Its:	President & CEO

Acknowledged and Consented to by:
(including with respect to Section 5.21 hereof):

Gentris, LLC,
a Delaware limited liability company

By:	/s/ John A. Roberts
Name:	John A. Roberts
Its:	President & CEO